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                                                                    Exhibit 10.1

                          SECURITIES PURCHASE AGREEMENT

                  SECURITIES PURCHASE AGREEMENT (the "AGREEMENT"), dated as of June 2, 2003, by and among Rent-Way, Inc., a Pennsylvania corporation, with headquarters located at One Rentway Place, Erie, Pennsylvania 16505 (the "COMPANY"), and the investors listed on the Schedule of Buyers attached hereto (individually, a "BUYER" and collectively, the "BUYERS").

                                    WHEREAS:

                  A. The Company and the Buyers are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Rule 506 of Regulation D ("REGULATION D") as promulgated by the United States Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "1933 ACT").

                  B. The Company has authorized the following new series of its preferred stock, no par value: the Company's Series A Convertible Preferred Stock (the "PREFERRED STOCK"), which shall be convertible into shares of the Company's common stock, no par value (the "COMMON STOCK") (as converted, the "CONVERSION SHARES"), in accordance with the terms of the Company's statement with respect to shares of the Series A Convertible Preferred Stock filed with the Department of State of the Commonwealth of Pennsylvania, in the form attached hereto as Exhibit A (the "STATEMENT OF DESIGNATIONS").

                  C. The Buyers severally wish to purchase, and the Company wishes to issue and sell, upon the terms and conditions stated in this Agreement, initially an aggregate of 1,500 shares of Preferred Stock (the "INITIAL PREFERRED SHARES") in the respective amounts set forth opposite each Buyer's name on the Schedule of Buyers.

                  D. The Buyers severally will have the option, subject to the terms and conditions stated in this Agreement, to purchase in the aggregate up to an additional 500 shares of Preferred Stock (the "ADDITIONAL PREFERRED SHARES") (pro-rata based on the number of Initial Preferred Shares that each Buyer purchased in relation to the total number of Initial Preferred Shares issued). The Initial Preferred Shares and the Additional Preferred Shares collectively are referred to in this Agreement as the "PREFERRED SHARES."

                  E. Contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement substantially in the form attached hereto as Exhibit B (the "REGISTRATION RIGHTS AGREEMENT") pursuant to which the Company has agreed to provide certain registration rights under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state securities laws.

                  NOW, THEREFORE, the Company and the Buyers hereby agree as follows:

                  1. PURCHASE AND SALE OF PREFERRED SHARES .

                           a. Purchase of Preferred Shares. Subject to the
satisfaction (or waiver) of the conditions set forth in Sections 6(a) and 7(a) below, the Company shall issue and sell to each

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Buyer, and each Buyer severally agrees to purchase from the Company, the respective number of Initial Preferred Shares set forth opposite such Buyer's name on the Schedule of Buyers (the "INITIAL CLOSING"). Subject to the terms stated herein, at any time or from time to time on or prior to the twelve (12) month anniversary of the Initial Closing Date (as defined below), subject to the satisfaction (or waiver) of the conditions set forth in Sections 6(b) and 7(b) below, each Buyer in its sole discretion may notify the Company (the "ADDITIONAL PREFERRED SHARES EXERCISE NOTICE") that it wishes to purchase up to its pro rata share of the Additional Preferred Shares (the maximum pro rata share amount is listed opposite each Buyer's name on the Schedule of Buyers) and the Company shall issue and sell to such Buyer such number of Additional Preferred Shares (each, an "ADDITIONAL CLOSING"). The Initial Closing and each Additional Closing are each sometimes referred to herein as a "CLOSING." The purchase price (the "PURCHASE PRICE") of Preferred Share at the applicable Closing shall be $10,000 per Preferred Share.

                           b. The Closings. The date and time of the Initial
Closing (the "INITIAL CLOSING DATE") shall be 10:00 a.m., New York City time, on the date hereof, and the date and time of each Additional Closing shall be on the third Business Day following receipt by the Company of the applicable Additional Preferred Shares Exercise Notice (or such later date as is mutually agreed to by the Company and the applicable Buyer or Buyers) (each, an "ADDITIONAL CLOSING DATE"), in each case subject to the satisfaction (or waiver) of the conditions set forth in Sections 6(a) and 7(a), or 6(b) and 7(b), as applicable. The Initial Closing Date and each Additional Closing Date each shall be referred to as a "CLOSING DATE." Each Closing shall occur on the applicable Closing Date at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022. "BUSINESS DAY" means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

                           c. Form of Payment. On each Closing Date, (A) each
Buyer shall pay the Purchase Price to the Company for the Preferred Shares by wire transfer of immediately available funds in accordance with the Company's written wire instructions, less any amount withheld at the Initial Closing for expenses pursuant to Section 4(k), and (B) the Company shall deliver to each Buyer stock certificates (in the denominations as such Buyer shall request) (the "PREFERRED STOCK CERTIFICATES") representing such number of the Preferred Shares which such Buyer is then purchasing hereunder duly executed on behalf of the Company and registered in the name of such Buyer.

                  2. BUYER'S REPRESENTATIONS AND WARRANTIES.

                  Each Buyer represents and warrants with respect to only itself that:

                           a. Investment Purpose. Such Buyer (i) is acquiring
the Preferred Shares, (ii) upon conversion of the Preferred Shares owned by it, will acquire the Conversion Shares then issuable and (iii) upon payment of any Dividend Shares (as defined in the Statement of Designations), will acquire such Dividend Shares (the Preferred Shares, the Conversion Shares and the Dividend Shares collectively are referred to herein as the "SECURITIES") for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the

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1933 Act; provided, however, that by making the representations herein, such
Buyer does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time, provided further, however, that such disposition shall be in accordance with or pursuant to a registration statement or an exemption under the 1933 Act.

                           b. Accredited Investor Status. Such Buyer is an
"accredited investor" as that term is defined in Rule 501(a)(3) of Regulation D under the 1933 Act.

                           c. Reliance on Exemptions. Such Buyer understands
that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and such Buyer's compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of such Buyer to acquire the Securities.

                           d. Information. Such Buyer and its advisors, if any,
have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities which have been requested by such Buyer. Such Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigations conducted by such Buyer or its advisors, if any, or its representatives shall modify, amend or affect such Buyer's right to rely on the Company's representations and warranties contained in this Agreement.

                           e. No Governmental Review. Such Buyer understands
that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

                           f. Transfer or Resale. Such Buyer understands that
except as provided in the Registration Rights Agreement: (i) the Securities have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) such Buyer shall have delivered to the Company an opinion of counsel, in a generally acceptable form y, to the effect that such Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) such Buyer provides the Company with reasonable assurance that such Securities can be sold, assigned or transferred pursuant to Rule 144 promulgated under the 1933 Act (or a successor rule thereto) ("RULE 144"); (ii) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Securities under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other Person is under any obligation to register the Securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. The Securities may be pledged in connection with a bona fide margin

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account or other loan secured by the Securities. As used herein, "PERSON" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

                           g. Legends. Such Buyer understands that the
certificates or other instruments representing the Preferred Shares and, until such time as the sale of the Conversion Shares have been registered under the 1933 Act as contemplated by the Registration Rights Agreement, the stock certificates representing the Conversion Shares, except as set forth below, shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

                  THE SECURITIES REPRESENTED BY THIS
                  CERTIFICATE HAVE NOT BEEN REGISTERED UNDER
                  THE SECURITIES ACT OF 1933, AS AMENDED, OR
                  APPLICABLE STATE SECURITIES LAWS. THE
                  SECURITIES MAY NOT BE OFFERED FOR SALE,
                  SOLD, TRANSFERRED OR ASSIGNED (I) IN THE
                  ABSENCE OF (A) AN EFFECTIVE REGISTRATION
                  STATEMENT FOR THE SECURITIES UNDER THE
                  SECURITIES ACT OF 1933, AS AMENDED, OR
                  APPLICABLE STATE SECURITIES LAWS OR (B) AN
                  OPINION OF COUNSEL, IN A GENERALLY
                  ACCEPTABLE FORM, THAT REGISTRATION IS NOT
                  REQUIRED UNDER SAID ACT OR APPLICABLE STATE
                  SECURITIES LAWS OR (II) UNLESS SOLD
                  PURSUANT TO RULE 144 UNDER SAID ACT.
                  NOTWITHSTANDING THE FOREGOING, THE
                  SECURITIES MAY BE PLEDGED IN CONNECTION
                  WITH A BONA FIDE MARGIN ACCOUNT OR OTHER
                  LOAN OR FINANCING ARRANGEMENT SECURED BY
                  THE SECURITIES.

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Securities upon which it is stamped, if, (i) such Securities are registered for resale under the 1933 Act,
(ii) in connection with a sale, assignment or other transfer, such holder provides the Company with an opinion of counsel, in a generally acceptable form, to the effect that such sale, assignment or transfer of the Securities may be made without registration under the 1933 Act, (iii) following any sale of such Securities pursuant to Rule 144, or (iv) if such Securities are eligible for resale under Rule 144(k).

                           h. Authorization; Enforcement; Validity. This
Agreement and the Registration Rights Agreement have been duly and validly authorized, executed and delivered on behalf of such Buyer and constitute the legal, valid and binding obligations of such Buyer enforceable against such Buyer in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

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                           i. Residency. Such Buyer is a resident of that state
and/or country specified in its address on the Schedule of Buyers.

                  3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

                  The Company represents and warrants to each of the Buyers that:

                           a. Organization and Qualification. The Company and
its "SUBSIDIARIES" (which, for purposes of this Agreement, means any entity in which the Company, directly or indirectly, owns capital stock or holds an equity or similar interest) are corporations or limited liability companies duly organized and validly existing in good standing under the laws of the jurisdiction in which they are incorporated or formed, and have the requisite corporate or other power and authorization to own their properties and to carry on their business as now being conducted. Each of the Company and its Subsidiaries is duly qualified as a foreign corporation or limited liability company to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. As used in this Agreement, "MATERIAL ADVERSE EFFECT" means any material adverse effect on the business, properties, assets, operations, results of operations, prospects or financial condition of the Company and its Subsidiaries, if any, taken as a whole, or on the transactions contemplated hereby or by the agreements and instruments to be entered into in connection herewith, or on the authority or ability of the Company to perform its obligations under the Transaction Documents (as defined below) or the Statement of Designations. The Company has no Subsidiaries except as set forth on Schedule 3(a).

                           b. Authorization; Enforcement; Validity. The Company
has the requisite corporate power and authority to enter into and perform this Agreement, the Registration Rights Agreement, the Irrevocable Transfer Agent Instructions (as defined in Section 5(b)) and each of the other agreements entered into by the parties hereto in connection with the transactions contemplated by this Agreement (collectively, the "TRANSACTION DOCUMENTS") and the Statement of Designations and to issue the Securities in accordance with the terms hereof and thereof. The execution and delivery of the Transaction Documents by the Company and the execution and filing of the Statement of Designations by the Company and the consummation by it of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Preferred Shares, the reservation for issuance and the issuance of the Conversion Shares issuable upon conversion thereof, the reservation for issuance and the issuance of the Dividend Shares issuable thereon, have been duly authorized by the Company's Board of Directors and no further consent or authorization is required by the Company, its Board of Directors or its shareholders. This Agreement and the other Transaction Documents of even date herewith have been duly executed and delivered by the Company, and constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies. As of each Closing, the Transaction Documents dated after the date hereof shall have been duly executed and delivered by the Company, and shall constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such

                                      - 5 -

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enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies. The Statement of Designations has been filed on or prior to the Initial Closing Date with the Department of State of the Commonwealth of Pennsylvania and will be in full force and effect, enforceable against the Company in accordance with its terms and shall not have been amended unless in compliance with its terms.

                           c. Issuance of Securities. The Preferred Shares are
duly authorized and, upon issuance in accordance with the terms hereof, shall be
(i) validly issued, fully paid and non-assessable, (ii) free from all taxes, liens and charges with respect to the issuance thereof and (iii) entitled to the rights and preferences set forth in the Statement of Designations. As of the applicable Closing, a number of shares of Common Stock shall have been duly authorized and reserved for issuance which equals the sum of 125% of the number of shares of Common Stock issuable upon conversion of, or as payment for interest on, the Preferred Shares to be issued at such Closing (subject to adjustment pursuant to the Company's covenant in Section 4(f) below). Upon conversion in accordance with the Statement of Designations and upon issuance of the Dividend Shares as dividends on the Preferred Shares, the Conversion Shares and the Dividend Shares, respectively, will be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock. Subject to the accuracy as to factual matters of the Buyers' representations in Section 2, the issuance by the Company of the Securities is exempt from registration under the 1933 Act.

                           d. No Conflicts. The execution, delivery and
performance of the Transaction Documents and the Statement of Designations by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the reservation for issuance and issuance of the Conversion Shares and the Dividend Shares) will not (i) result in a violation of the Articles of Incorporation or the Bylaws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the Principal Market (as defined below)) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected.

                           e. Consents. Except as contemplated by the
Transaction Documents, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents, in each case in accordance with the terms hereof or thereof other than filings that will have been made pursuant to applicable state securities laws and post-sale filings pursuant to applicable state and federal securities laws. All consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof. The

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Company and its Subsidiaries are unaware of any facts or circumstances which might prevent the Company from obtaining or effecting any of the foregoing.

                           f. Acknowledgment Regarding Buyer's Purchase of
Securities. The Company acknowledges and agrees that each Buyer is acting solely in the capacity of arm's length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby, and that no Buyer is (i) an officer or director of the Company, (ii) to the knowledge of the Company, an "affiliate" of the Company (as defined in Rule 144) or (iii) to the knowledge of the Company, a "beneficial owner" of more than 10% of the Common Stock (as defined for purposes of Rule 13d-3 of the 1934 Act (as defined below)). The Company further acknowledges that no Buyer is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents or the Statement of Designations and the transactions contemplated hereby and thereby, and any advice given by a Buyer or any of its representatives or agents in connection with the Transaction Documents, the Statement of Designations and the transactions contemplated hereby and thereby is merely incidental to such Buyer's purchase of the Securities. The Company further represents to each Buyer that the Company's decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company and its representatives.

                           g. No General Solicitation; Placement Agent. Neither
the Company, nor any of its affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D in connection with the offer or sale of the Securities. The Company acknowledges that it has engaged Citigroup Global Markets as placement agent (the "AGENT") in connection with the sale of the Preferred Shares, which Agent may have formally or informally engaged other agents on its behalf. Other than the Agent, the Company has not engaged any placement agent, broker, dealer, finder or other agent in connection with the sale of the Preferred Shares.

                           h. No Integrated Offering. None of the Company, its
Subsidiaries, any of their affiliates, and any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Securities under the 1933 Act or cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of the 1933 Act or any applicable shareholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated. None of the Company, its Subsidiaries, their affiliates and any Person acting on their behalf will take any action or steps referred to in the preceding sentence that would require registration of any of the Securities under the 1933 Act or cause the offering of the Securities to be integrated with other offerings.

                           i. Dilutive Effect. The Company understands and
acknowledges that the number of Conversion Shares issuable upon conversion of the Preferred Shares will increase in certain circumstances. The Company further acknowledges that its obligation to issue Conversion Shares upon conversion of the Preferred Shares in accordance with this Agreement and the Statement of Designations is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other shareholders of the Company.

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                           j. Application of Takeover Protections. The Company
and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Articles of Incorporation or the laws of the Commonwealth of Pennsylvania which is or could become applicable to any Buyer as a result of the transactions contemplated by this Agreement, including, without limitation, the Company's issuance of the Securities and any Buyer's ownership of the Securities. The Company has not adopted a stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Company Common Stock or a change in control of the Company.

                           k. SEC Documents; Financial Statements. Since
September 30, 2001, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "1934 ACT") (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the "SEC DOCUMENTS"). All such SEC Documents were filed or furnished, and are available on, the SEC's Edgar System. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other information provided by or on behalf of the Company to the Buyers which is not included in the SEC Documents, including, without limitation, information referred to in Section 2(d) of this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made, not misleading.

                           l. Absence of Certain Changes. Except as disclosed
with reasonable specificity in the SEC Documents filed at least ten days prior to the date of this Agreement or as disclosed in Schedule 3(l), since September 30, 2002 there has been no material adverse change and no material adverse development in the business, properties, operations, financial condition, results of operations or prospects of the Company or its Subsidiaries. Since March 31, 2003, the Company has not (i) declared or paid any dividends, (ii) sold any assets, individually or in the aggregate, in excess of $1,000,000 outside of the ordinary course of business or (iii) had capital expenditures, individually or in the aggregate, in excess of $3,000,000. The Company has not

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taken any steps to seek protection pursuant to any bankruptcy law nor does the
Company or any of its Subsidiaries have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so. The Company is not as of the date hereof, and after giving effect to the transaction contemplated hereby including, without limitation, the issuance by the Company of the Senior Secured Notes (as defined in the Statement of Designations) and entering into the Senior Credit Facility (as defined in the Statement of Designations), will not be Insolvent (as defined below). For purposes of this Section 3(l), "INSOLVENT" means (i) the present fair saleable value of the Company's assets is less than the amount required to pay the Company's total indebtedness, contingent or otherwise, (ii) the Company is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) the Company intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) the Company has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

                           m. No Undisclosed Events, Liabilities, Developments
or Circumstances. Except for the transactions contemplated hereby, no event, liability, development or circumstance has occurred or exists, or is contemplated to occur, with respect to the Company or its Subsidiaries or their respective business, properties, operations or financial condition, that would be required to be disclosed by the Company under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by the Company of Common Stock and which has not been disclosed or otherwise publicly announced.

                           n. Conduct of Business; Regulatory Permits. Neither
the Company nor its Subsidiaries is in violation of any term of or in default under its Articles of Incorporation or Bylaws or their organizational charter or bylaws, respectively. Neither the Company nor any of its Subsidiaries is in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to the Company or its Subsidiaries, and neither the Company nor any of its Subsidiaries conducts its business in violation of any of the foregoing, except for possible violations which would not, individually or in the aggregate, have a Material Adverse Effect. Without limiting the generality of the foregoing, the Company is not in violation of any of the rules, regulations or requirements of The New York Stock Exchange, Inc. (the "PRINCIPAL MARKET") and has no knowledge of any facts or circumstances which would reasonably lead to delisting or suspension of the Common Stock by the Principal Market. Since September 30, 2001, (i) the Common Stock has been designated for quotation or listed on the Principal Market, (ii) trading in the Common Stock has not been suspended by the SEC or the Principal Market and (iii) the Company has received no communication, written or oral, from the SEC or the Principal Market regarding the suspension or delisting of the Common Stock from the Principal Market. The Company and its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such certificates, authorizations or permits would not have, individually or in the aggregate, a Material Adverse Effect, and neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

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                           o. Foreign Corrupt Practices. Neither the Company,
nor any of its Subsidiaries, nor any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

                           p. Sarbanes-Oxley Act. The Company is in compliance
with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof, except where such noncompliance would not have, individually or in the aggregate, a Material Adverse Effect.

                           q. Investment Company Status. The Company is not, and
upon consummation of the sale of the Securities will not be, an "investment company," a company controlled by an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended.

                           r. Transactions With Affiliates. Except as set forth
on Schedule 3(r) or in the SEC Documents filed at least ten days prior to the date of this Agreement and other than the grant of stock options disclosed on
Schedule 3(s), none of the officers or directors of the Company is presently a party to any transaction with the Company or any of its Subsidiaries (other than for services as officers or directors of the Company), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer or director or employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any such officer, director, or employee has a material interest or is an officer or director, trustee or partner.

                           s. Equity Capitalization. As of May 28, 2003, the
authorized capital stock of the Company consists of (x) 50,000,000 shares of Common Stock, of which as of the date hereof, 25,687,038 shares are issued and outstanding, 4,122,722 shares are reserved for issuance pursuant to the Company's stock option and purchase plans and 433,000 shares are reserved for issuance pursuant to securities (other than the Preferred Shares) exercisable or exchangeable for, or convertible into, shares of Common Stock, and (y) 1,000,000 shares of preferred stock, of which as of the date hereof, no shares are issued and outstanding, or reserved for issuance. All of such outstanding shares have been, or upon issuance will be, validly issued and are fully paid and nonassessable. Except as disclosed in Schedule 3(s): (i) no shares of the Company's capital stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company; (ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries; (iii) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the 1933 Act (except the Registration Rights Agreement); (iv) there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries; (v) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities; and (vi) the Company does not have any stock appreciation rights or "phantom stock" plans or agreements or any similar plan or agreement. The Company has furnished to the Buyer true, correct and complete copies of the Company's Articles of Incorporation, as amended and as in effect on the date hereof (the "ARTICLES OF INCORPORATION"), and the Company's Bylaws, as amended and as in effect on the date hereof (the "BYLAWS"), and the terms of all securities convertible into or exercisable or exchangeable for Common Stock and the material rights of the holders thereof in respect thereto.

                           t. Indebtedness. Except as disclosed in Schedule
3(t), after giving effect to the closing of the sale of the Senior Secured Notes and the Senior Credit Facility, neither the Company nor any of its Subsidiaries has any outstanding Indebtedness (as defined below). For purposes of this
Agreement: (x) "INDEBTEDNESS" of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, change, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above; and (y) "CONTINGENT OBLIGATION" means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

                           u. Absence of Litigation. There is no action, suit,
proceeding, inquiry or investigation before or by the Principal Market, any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company, the Common Stock or any of the Company's Subsidiaries or any of the Company's or the Company's Subsidiaries' officers or directors in their capacities as such which, if determined adversely to the Company, would have, either individually or in the aggregate, a Material Adverse Effect, except as set forth in Schedule 3(u).

                           v. Insurance. The Company and each of its
Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged. Neither the Company nor any of its Subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect, taken as a whole.

                           w. Employee Relations. Neither the Company nor any of
its Subsidiaries is a party to a collective bargaining agreement or employs any member of a union. No material labor dispute with the employees of the Company or its Subsidiaries exists or, to the knowledge of the Company is imminent. No executive officer (as defined in Rule 501(f) of the 1933 Act) of the Company has notified the Company that such officer intends to leave the Company or otherwise terminate such officer's employment with the Company. No executive officer of the Company, to the knowledge of the Company, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters. The Company and its Subsidiaries are in compliance with all federal, state, local and foreign laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, have a Material Adverse Effect. There are no pending investigations involving the Company or any of its Subsidiaries by the U.S. Department of Labor or any other governmental agency responsible for the enforcement of such federal, state, local or foreign laws and regulations that would have, either individually or in the aggregate, a Material Adverse Effect. There is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any strike, picketing, boycott, dispute, slowdown or stoppage pending or threatened against or involving the Company or any of its Subsidiaries. No representation question exists respecting the employees of the Company or any of its subsidiaries, and no collective bargaining agreement or modification thereof is currently being negotiated by the Company or any of its Subsidiaries. No grievance or arbitration proceeding is pending under any expired or existing collective bargaining agreements of the Company or any of its Subsidiaries. No material labor dispute with the employees of the Company or any of its Subsidiaries exists or, to the knowledge of the

Company, is imminent. Except for such failures that would not, either individually or in the aggregate, result in a Material Adverse Effect, each of the employee benefit plan (whether or not subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained or contributed to by the Company or any of member of its controlled group (determined in accordance with Section 4001(a)(14) of ERISA) (collectively the "PLANS") have been maintained and administered in accordance with their terms, ERISA, the Internal Revenue Code of 1986, as amended (the "CODE"), and other applicable laws. None of the Plans is subject to Title IV of ERISA and no Plan is a multiemployer plan (within the meaning of Section 3(37) of ERISA). Each Plan intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the Internal Revenue Service regarding its qualification under such section and no event has occurred which cause any such Plan to lose its qualification.

                           x. Title. The Company and its Subsidiaries have good
and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them which is material to the business of the Company and its Subsidiaries, in each case free and clear of all liens, encumbrances and defects except such as of the Closing Date secure Indebtedness evidenced by the Senior Secured Notes and the Senior Credit Facility or such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and any of its Subsidiaries. Any real property and facilities held under lease by the Company and any of its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries.

                           y. Intellectual Property Rights. The Company and its
Subsidiaries own or possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights ("INTELLECTUAL PROPERTY RIGHTS") necessary to conduct their respective businesses as now conducted. Except as set forth in Schedule 3(y), none of the Company's Intellectual Property Rights have expired or terminated, or are expected to expire or terminate within three years from the date of this Agreement. The Company does not have any knowledge of any infringement by the Company or its Subsidiaries of Intellectual Property Rights of others. Except as set forth in Schedule 3(y), there is no claim, action or proceeding being made or brought, or to the knowledge of the Company, being threatened, against the Company or its Subsidiaries regarding its Intellectual Property Rights. The Company is unaware of any facts or circumstances which might give rise to any of the foregoing infringements or claims, actions or proceedings. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties.

                           z. Environmental Laws. The Company and its
Subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants ("ENVIRONMENTAL LAWS"), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses
(i), (ii) and (iii), the failure to so comply would have, individually or in the aggregate, a Material Adverse Effect.

                           aa. Tax Status. The Company and each of its
Subsidiaries has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those for which valid extensions have been filed and those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

                           bb. Internal Accounting Controls. The Company and
each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference.

                  4. COVENANTS.

                           a. Best Efforts. Each party shall use its best
efforts to timely satisfy each of the conditions to be satisfied by it as provided in Sections 6 and 7 of this Agreement.

                           b. Form D and Blue Sky. The Company agrees to file a
Form D with respect to the Securities as required under Regulation D and to provide a copy thereof to each Buyer promptly after such filing. The Company shall, on or before each of the Closing Dates, take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Securities for, sale to the Buyers at each of the Closings pursuant to this Agreement under applicable securities or "Blue Sky" laws of the states of the United States, and shall provide evidence of any such action so taken to the Buyers on or prior to each of the Closing Dates. The Company shall make all filings and reports relating to the offer and sale of the Securities required under applicable securities or "Blue Sky" laws of the states of the United States following each of the Closing Dates.

                           c. Reporting Status. Until the later of (i) the date
which is one year after the date as of which the Investors (as that term is defined in the Registration Rights Agreement) may sell all of the Conversion Shares and Dividend Shares without restriction pursuant to Rule 144(k) promulgated under the 1933 Act (or successor thereto) and (ii) the date on which
(A) the Investors shall have sold all the Conversion Shares and Dividend Shares and (B) none of the Preferred Shares is outstanding (the "REPORTING PERIOD"), the Company shall timely file all reports required to be filed with the SEC pursuant to the 1934 Act, and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would otherwise permit such termination.

                           d. Use of Proceeds. The Company will use the net
proceeds from the sale of the Preferred Shares for the same purposes as described in Schedule 4(d).

                           e. Financial Information. The Company agrees to send
the following to each Investor during the Reporting Period: (i) unless the following are filed with the SEC through EDGAR and are available to the public through the EDGAR system, within one(1) day after the filing thereof with the SEC, a copy of its Annual Reports on Form 10-K, its Quarterly Reports on Form 10-Q, any Current Reports on Form 8-K and any registration statements (other than on Form S-8) or amendments filed pursuant to the 1933 Act, provided that if any such report is not filed with the SEC through EDGAR then the Company shall deliver a copy of such report to each Investor by facsimile on the same day it is filed with the SEC; (ii) on the same day as the release thereof, facsimile copies of all press releases issued by the Company or any of its Subsidiaries; and (iii) copies of any notices and other information made available or given to the shareholders of the Company generally, contemporaneously with the making available or giving thereof to the shareholders.

                           f. Reservation of Shares. The Company shall take all
action necessary to at all times have authorized, and reserved for the purpose of issuance, no less than the 125% of the number of shares of Common Stock needed to provide for the issuance of the shares of Common Stock upon conversion of all outstanding Preferred Shares (without regard to any limitations on conversions).

                           g. Listing. The Company shall promptly secure the
listing of all of the Registrable Securities (as defined in the Registration Rights Agreement) upon each national securities exchange and automated quotation system, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance) and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all Registrable Securities from time to time issuable under the terms of the Transaction Documents and the Statement of Designations. The Company shall maintain the Common Stock's authorization for listing on the Principal Market or quotation on the NASDAQ National Market. Neither the Company nor any of its Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of the Common Stock on the Principal Market. The Company shall pay all fees and expenses in connection with satisfying its obligations under this
Section 4(g).

                           h. Disclosure of Transactions and Other Material
Information. On or before 8:30 a.m., New York City time, on the Business Day following the Initial Closing Date, the Company shall file a Current Report on Form 8-K with the SEC describing the terms of the transactions contemplated by the Transaction Documents and including as exhibits to such Current Report on Form 8-K this Agreement, the Statement of Designations, and the Registration Rights Agreement, and the schedules hereto and thereto in the form required by the 1934 Act. (including all attachments, the "8-K FILING"). On or before 8:30 a.m., New York City time, on the Business Day following each Additional Closing Date, if any, the Company shall file a Current Report on Form 8-K with the SEC describing the transaction consummated on such Additional Closing Date. From and after the filing of the 8-K Filing with the SEC, no Buyer shall be in possession of any material, nonpublic information received from the Company, any of its Subsidiaries or any of its respective officers, directors, employees or agents, that is not disclosed in the 8-K Filing. The Company shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, employees and agents, not to, provide any Buyer with any material, nonpublic information regarding the Company or any of its Subsidiaries from and after the filing of the 8-K Filing with the SEC without the express written consent of such Buyer. In the event of a breach of the foregoing covenant by the Company, any of its Subsidiaries, or any of its or their respective officers, directors, employees and agents, in addition to any other remedy provided herein or in the Transaction Documents, a Buyer shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such material, nonpublic information without the prior approval by the Company, its Subsidiaries, or any of its or their respective officers, directors, employees or agents. No Buyer shall have any liability to the Company, its Subsidiaries, or any of its or their respective officers, directors, employees, shareholders or agents for any such disclosure. Subject to the foregoing, neither the Company nor any Buyer shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of any Buyer, to make any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filing and contemporaneously therewith and (ii) as is required by applicable law and regulations, including the applicable rules and regulations of the Principal Market (provided that in the case of clause (i) each Buyer shall be consulted by the Company (although the consent of such Buyer shall not be required) in connection with any such press release or other public disclosure prior to its release).

                           i. Corporate Existence. So long as a Buyer
beneficially owns any Preferred Shares, the Company shall maintain its corporate existence and shall not sell all or substantially all of the Company's assets, except in the event of a merger or consolidation or sale of all or substantially all of the Company's assets, (i) where the surviving or successor entity in such transaction assumes the Company's obligations hereunder and under the agreements and instruments entered into in connection herewith and such surviving or successor entity or its parent into whose stock the Preferred Shares will be convertible or exercisable is a publicly traded corporation whose common stock is listed for trading on or quoted on the NYSE or NASDAQ or (ii) in connection with a Change of Control (as defined in the Statement of Designations) where the Company exercises it redemption right under Section 4(c) of the Statement of Designations and complies with its obligations in connection therewith as set forth in the Statement of Designations.

                           j. Pledge of Securities. The Company acknowledges and
agrees that the Securities may be pledged in compliance with applicable securities laws by an Investor (as defined in the Registration Rights Agreement) in connection with a bona fide margin agreement or other loan or financing arrangement secured by the Securities. The pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and no Investor effecting a pledge of Securities shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement, any other Transaction Document or the Statement of Designations, including, without limitation, Section 2(f) of this Agreement; provided that an Investor and its pledgee shall be required to comply with the provisions of Section 2(f) hereof in order to effect a sale, transfer or assignment of Securities to such pledgee. The Company hereby agrees to execute and deliver such reasonable documentation as a pledgee of the Securities may reasonably request in connection with a pledge of the Securities to such pledgee by an Investor.

                           k. Expenses. Subject to Section 9(l) below, at the
Initial Closing, the Company shall pay an expense allowance of $75,000 to Smithfield Fiduciary LLC (a Buyer), which amount, less any amount paid prior to the Initial Closing, shall be withheld by such Buyer from its Purchase Price to be paid at the Initial Closing. The Company shall be responsible for the payment of any placement agent's fees or broker's commissions relating to or arising out of the transactions contemplated hereby, including, without limitation, any fees or commissions payable to the Agent. Except as otherwise set forth in this Agreement or in the Registration Rights Agreement, each party to this Agreement shall bear its own expenses in connection with the sale of the Securities to the Buyers.

                           l. Additional Preferred Stock. For so long as any
Buyer beneficially owns any Preferred Shares the Company will not create, issue or issue (x) any Preferred Stock other than to the Buyers as contemplated hereby or (y) any other securities of the Company other than in compliance with Section 11 of the Statement of Designations.

                           m. Transactions With Affiliates. So long as Preferred
Shares are outstanding, the Company shall not, and shall cause each of its Subsidiaries not to, enter into, amend, modify or supplement, or permit any Subsidiary to enter into, amend, modify or supplement, any agreement, transaction, commitment or arrangement with any of its or any Subsidiary's officers, directors, Person who were officers or directors at any time during the previous two years, shareholders who beneficially own 5% or more of the Common Stock, or their affiliates, or with any individual related by blood, marriage or adoption to any such individual or with any entity in which any such entity or individual owns a 5% or more beneficial interest (each, a "RELATED PARTY"), except for (a) customary employment arrangements and benefit programs on reasonable terms, (b) any agreement, transaction, commitment or arrangement which is approved by a majority of the disinterested directors of the Company or
(c) any agreement, transaction, commitment or arrangement on an arm's-length basis on terms no less favorable than terms which would have been obtainable from a Person other than such Related Party. For purposes hereof, any director who is also an officer of the Company or any Subsidiary of the Company shall not be a disinterested director with respect to any such agreement, transaction, commitment or arrangement. "AFFILIATE" for purposes hereof means, with respect to any Person, another Person that, directly or indirectly, (i) has a 5% or more equity interest in that Person, (ii) has 5% or more common ownership with that Person, (iii) controls that Person or entity, or (iv) shares common control with that Person. "Control" or "controls" for purposes hereof means that a Person has the power, direct or indirect, to conduct or govern the policies of another Person.

                           n. Indebtedness. So long as any Preferred Shares
remain outstanding, other than with the approval of holders of not less than a majority of the Preferred Shares then outstanding, the Company covenants and agrees that it shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, incur, guarantee, assume, suffer to exist, repay, prepay, redeem, defease or otherwise make any payment on any Indebtedness, other than Permitted Indebtedness. For purposes of this Agreement
(x) "PERMITTED INDEBTEDNESS" means

(i) Indebtedness incurred pursuant to the Senior Credit Facility and the Senior Secured Notes (but only as these terms are defined in the Statement of Designations), (ii) any other Indebtedness permitted pursuant to the Senior Credit Facility and the Senior Secured Notes, (iii) Purchase Money Indebtedness and (iv) Permitted Refinancing Indebtedness; (y) "PURCHASE MONEY INDEBTEDNESS" means Indebtedness of the Company or any Subsidiary incurred in the ordinary course of business solely for the purpose of financing all or any part of the purchase price of equipment, furniture or fixtures or the cost of construction or improvement of any property; provided, however, that the aggregate principal amount of any such Indebtedness does not exceed the lesser of the fair market value of such property, as determined in the good faith judgment of the Company's Board of Directors, or such purchase price or cost, including any refinancing of such Indebtedness that does not increase the aggregate principal amount (or accreted amount, if less) thereof as of the date of refinancing; and
(z) "PERMITTED REFINANCING INDEBTEDNESS" means Indebtedness incurred to refinance or replace the Senior Secured Notes or the Senior Credit Facility.

                           o. Variable Securities. So long as any Preferred
Shares remain outstanding, the Company shall not, in any manner, issue or sell any rights, warrants or options to subscribe for or purchase Common Stock or directly or indirectly convertible into or exchangeable or exercisable for Common Stock at a price which varies or may vary with the market price of the Common Stock, including by way of one or more reset(s) to any fixed price unless the conversion, exchange or exercise price of any such security cannot be less than the then applicable Conversion Price (as defined in the Statement of Designations) with respect to the Common Stock under any into which any Preferred Share is convertible.

                           p. Additional Issuances of Securities.

                                    (i)      Right of First Refusal. If at any
         time during which any Buyer (or its assignee as permitted pursuant to Section 9(g) hereto) beneficially owns any Preferred Shares (a "QUALIFIED BUYER"), the Company shall desire to issue for cash in a public offering or pursuant to Rule 144A under the 1933 Act any security convertible into or exchangeable or exercisable for Common Stock, then the Company shall first comply with the terms of this
         Section 4(p) (collectively, "FUTURE OFFERINGS").

                                    (ii)     Notice Requirements. The Company
         shall notify, or cause to be notified, the Qualified Buyers, by certified mail return receipt requested, not less than ten (10) Business Days prior to the time the Company intends to consummate such Future Offering (the "FUTURE OFFERING NOTICE"). The Future Offering Notice shall describe the proposed Future Offering, including the purchaser and the detailed terms and conditions thereof and description of the securities to be issued and providing each Qualified Buyer an option to purchase up to a number of the securities to be issued in such Future Offering equal to such Qualified Buyer's Future Offering Amount. For purposes of this Section 4(p), "FUTURE OFFERING AMOUNT " at any time with respect to any Qualified Buyer shall mean one-third of the number obtained by multiplying (A) the total number of securities to be issued in such Future Offering multiplied by (B) the quotient the numerator of which shall be (x) the number of Initial Preferred Shares initially sold to such Qualified Buyer (or in the case of an assignee, Initial Preferred Shares sold, assigned or otherwise transferred to such assignee), after giving effect to any assignment of Initial Preferred Shares, if at all, and the denominator of which shall be (y) the aggregate number of Initial Preferred Shares initially issued to all the Buyers.

                                    (iii)    Exercise of Right of First Refusal.
         A Qualified Buyer can exercise its option to participate in a Future Offering by delivering written notice to the Company of such Qualified Buyer's interest in participating within ten Business Days after receipt of a Future Offering Notice, which notice shall state the quantity of up to its Future Offering Amount, and that number of securities it is willing to purchase in excess of its Future Offering Amount. In the event that one or more Qualified Buyers fail to elect to purchase up to each such Qualified Buyer's Future Offering Amount, then each Qualified Buyer which has indicated that it is willing to purchase a number of securities in such Future Offering in excess of its Future Offering Amount shall be entitled to purchase its pro rata portion (determined in the same manner as described in the definition of Future Offering Amount) of the securities in the Future Offering which one or more of the Qualified Buyers have not elected to purchase.

                                    (iv)     Right to Issue Securities. In the
         event the Qualified Buyers fail to elect to fully participate in the Future Offering within the periods described in this Section 4(p), the Company shall have 45 days thereafter to sell the securities of the Future Offering not purchased by the Qualified Buyers upon terms and conditions no more favorable to the purchasers thereof than specified in the Future Offering Notice. In the event the Company has not sold such securities of the Future Offering during such 15-day period, the Company shall not thereafter issue or sell such securities without first offering such securities to the Qualified Buyers in the manner provided in this Section 4(p).

                  5. REGISTER; TRANSFER AGENT INSTRUCTIONS.

                           a. Register. The Company shall maintain at its
principal executive offices (or such other office or agency of the Company as it may designate by notice to each holder of Preferred Shares), a register for the Preferred Shares, in which the Company shall record the name and address of the Person in whose name the Preferred Shares have been issued (including the name and address of each transferee) and the number of Preferred Shares held by such Person The Company shall keep the register open and available at all times during business hours for inspection of any Buyer or its legal representatives.

                           b. The Company shall issue irrevocable instructions
to its transfer agents, and any subsequent transfer agent, to issue certificates or credit shares to the applicable balance accounts at The Depository Trust Company ("DTC"), registered in the name of each Buyer or its respective nominee(s), for the Conversion Shares in such amounts as specified from time to time by each Buyer to the Company upon conversion of the Preferred Shares, (the "IRREVOCABLE TRANSFER AGENT INSTRUCTIONS"), a form of which is attached as Exhibit C hereto. Prior to registration of the Conversion Shares under the 1933 Act, all such certificates shall bear the restrictive legend specified in
Section 2(g) of this Agreement. The Company warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 5(b) and stop transfer instructions to give effect to Section 2(f) hereof (in the case of the Conversion Shares, prior to registration of the Conversion Shares under the 1933 Act) will be given by the

Company to its transfer agent and that the Securities shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement and the Registration Rights Agreement. If a Buyer effects a sale, assignment or transfer of the Securities in accordance with
Section 2(f), the Company shall permit the transfer, and, in the case of the Conversion Shares, promptly instruct its transfer agent to issue one or more certificates, or credit shares to one or more balance accounts at DTC, in such name and in such denominations as specified by such Buyer and without any restrictive legend. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Buyers by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 5(b) will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 5(b), that the Buyers shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

                  6. CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL.

                           a. The Initial Closing. The obligation of the Company
to issue and sell the Initial Preferred Shares to each Buyer at the Initial Closing is subject to the satisfaction, at or before the Initial Closing Date, of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion by providing each Buyer with prior written notice thereof:

                                    (i)      Such Buyer shall have executed each
         of the Transaction Documents to which it is a party and delivered the same to the Company.

                                    (ii)     The Statement of Designations shall
         have been filed with the Department of State of the Commonwealth of Pennsylvania.

                                    (iii)    All Buyers shall have delivered to
         the Company the Purchase Price (less in the case of Smithfield Fiduciary LLC the amounts withheld pursuant to Section 4(k)) for the Initial Preferred Shares being purchased by such Buyers at the Initial Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

                                    (iv)     The representations and warranties
         of such Buyer shall be true and correct as of the date when made and as of the Initial Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and such Buyer shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by such Buyer at or prior to the Initial Closing Date.

                                    (v)      Such Buyer shall have delivered to
         the Company such other documents relating to the transactions contemplated by this Agreement as the Company or its counsel may reasonably request.

                           b. The Additional Closings. The obligation of the
Company hereunder to issue and sell the Additional Preferred Shares to each Buyer at an Additional Closing for such Buyer is subject to the satisfaction, at or before the applicable Additional Closing Date, of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion by providing such Buyer with prior written notice thereof:

                                    (i)      Such Buyer shall have delivered to
         the Company the Purchase Price for the Additional Preferred Shares being purchased by such Buyer at such Additional Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

                                    (ii)     The representations and warranties
         of such Buyer shall be true and correct as of the date when made and as of such Additional Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and such Buyer shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by such Buyer at or prior to such Additional Closing Date.

                                    (iii)    Such Buyer shall have delivered to
         the Company such other documents relating to the transactions contemplated by this Agreement as the Company or its counsel may reasonably request.

                  7. CONDITIONS TO EACH BUYER'S OBLIGATION TO PURCHASE.

                           a. The Initial Closing. The obligation of each Buyer
hereunder to purchase the Initial Preferred Shares from the Company at the Initial Closing is subject to the satisfaction, at or before the Initial Closing Date, of each of the following conditions, provided that these conditions are for each Buyer's sole benefit and may be waived by such Buyer at any time in its sole discretion by providing the Company with prior written notice thereof:

                                    (i)      The Company shall have executed
         each of the Transaction Documents and delivered the same to such Buyer.

                                    (ii)     The Statement of Designations shall
         have been filed with the Department of State of the Commonwealth of Pennsylvania, and a copy thereof certified by the Department of State of the Commonwealth of Pennsylvania shall have been delivered to such Buyer.

                                    (iii)    The Common Stock (x) shall be
         designated for quotation or listed on the Principal Market and (y) shall not have been suspended by the SEC or the Principal Market from trading on the Principal Market nor shall suspension by the SEC or the Principal Market have been threatened either (A) in writing by the SEC or the Principal Market or (B) by falling below the minimum listing maintenance requirements of the Principal Market; and the Conversion Shares issuable upon conversion of the Initial Preferred Shares (without regard to any limitations on conversions) shall be listed (subject to official notice of issuance) upon the Principal Market.

                                    (iv)     The representations and warranties
         of the Company shall be true and correct as of the date when made and as of the Initial Closing Date as though made at that time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Initial Closing Date. Such Buyer shall have received a certificate, executed by the Chief Executive Officer of the Company, dated as of the Initial Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by such Buyer, including, without limitation, an update as of the Initial Closing Date regarding the representation contained in Section 3(c) above.

                                    (v)      Such Buyer shall have received the
         opinion of Hodgson Russ LLP, dated as of the Initial Closing Date, in the form attached hereto as Exhibit D.

                                    (vi)     The Company shall have executed and
         delivered to such Buyer the Preferred Stock Certificates (in such denominations as such Buyer shall request) for the Initial Preferred Shares being purchased by such Buyer at the Initial Closing.

                                    (vii)    The Board of Directors of the
         Company shall have adopted resolutions consistent with Section 3(b) above and in a form reasonably acceptable to such Buyer (the "RESOLUTIONS").

                                    (viii)   As of the Initial Closing Date, the
         Company shall have reserved out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Initial Preferred Shares, at least 3,125,000 shares of Common Stock.

                                    (ix)     The Irrevocable Transfer Agent
         Instructions, in the form of Exhibit C attached hereto, shall have been delivered to and acknowledged in writing by the Company's transfer agent.

                                    (x)      The Company shall have delivered to
         such Buyer a copy of a certificate evidencing the incorporation and good standing of the Company and each Subsidiary in such entity's state of incorporation or organization issued by the Secretary of State of such state or commonwealth of incorporation or organization.

                                    (xi)     The Company shall have delivered a
         copy of a good standing certificate to such Buyer, certifying the Company's qualification to do business and the good standing of the Company in the Commonwealth of Pennsylvania as certified by the Department of State of the Commonwealth of Pennsylvania.

                                    (xii)    The Company shall have delivered to
         such Buyer a assistant secretary's certificate, dated as of the Initial Closing Date, certifying as to (A) the Resolutions, (B) the Articles of Incorporation and (C) the By-laws, each as in effect at the Initial Closing.

                                    (xiii)   The Company shall have made all
         filings under all applicable federal and state securities laws necessary to consummate the issuance of the Securities pursuant to this Agreement in compliance with such laws.

                                    (xiv)    The Company shall have delivered to
         such Buyer a letter from the Company's transfer agent certifying the number of shares of Common Stock outstanding as of a date within five days of the Initial Closing Date.

                                    (xv)     The Senior Secured Notes shall have
         been issued and the Senior Credit Facility shall be effective.

                                    (xvi)    The Company shall have delivered to
         the Buyers such other documents relating to the transactions contemplated by the Transaction Documents as the Buyers or their counsel may reasonably request.

                           b. The Additional Closings. The obligation of each
Buyer hereunder to purchase the Additional Preferred Shares from the Company at any Additional Closing is subject to the satisfaction, at or before such Additional Closing Date, of each of the following conditions, provided that these conditions are for each Buyer's sole benefit and may be waived by such Buyer at any time in its sole discretion (and, provided that the Company has acted in good faith and has used its best efforts to satisfy the below conditions by not taking any action or omitting to take any action necessary to satisfy the below conditions, the failure of the representations and warranties to be true or the failure of the Company to fulfill these conditions on the applicable Additional Closing Date shall only permit a Buyer to elect not to close, the failure to meet such conditions in itself shall not constitute a breach):

                                    (i)      The Statement of Designations shall
         be in full force and effect and shall not have been amended since the Initial Closing Date, and a copy thereof certified by the Department of State of the Commonwealth of Pennsylvania shall have been delivered to such Buyer.

                                    (ii)     The Common Stock (x) shall be
         designated for quotation or listed on the Principal Market and (y) shall not have been suspended by the SEC or the Principal Market from trading on or delisted from the Principal Market nor shall delisting or suspension by such Principal Market have been threatened either (A) in writing by the SEC or the Principal Market or (B) by falling below the minimum listing maintenance requirements of the Principal Market; and all of the Conversion Shares issuable upon conversion of the applicable Additional Preferred Shares (without regard to any limitations on conversions) shall be listed (subject to official notice of issuance) upon the Principal Market.

                                    (iii)    The representations and warranties
         of the Company shall be true and correct as of the date when made and as of such Additional Closing Date as though made at that time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents or the Statement of Designations to be performed, satisfied or complied with by the Company at or prior to such Additional Closing Date. Such Buyer shall have received a certificate, executed by the Chief Executive Officer of the Company, dated as of such Additional Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by such Buyer including, without limitation, an update as of such Additional Closing Date regarding the representation contained in
         Section 3(c) above.

                                    (iv)     Such Buyer shall have received the
         opinion of Hodgson Russ LLP, dated as of such Additional Closing Date, in the form attached hereto as Exhibit D, with such changes to such opinion as are reasonably acceptable to such Buyer.

                                    (v)      The Company shall have executed and
         delivered to such Buyer the Preferred Stock Certificates (in such denominations as such Buyer shall request) for the Additional Preferred Shares being purchased by such Buyer at such Additional Closing.

                                    (vi)     The Board of Directors of the
         Company shall have adopted, and shall not have amended, the Resolutions.

                                    (vii)    As of such Additional Closing Date,
         the Company shall have reserved out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, a number of shares of Common Stock equal to at least the sum (A) 125% of the number of shares of Common Stock which would be issuable upon conversion in full of the then outstanding Initial Preferred Shares (without regard to any limitations on conversions) and
         (B) 125% of the number of shares of Common Stock which would be issuable upon conversion in full of the Additional Preferred Shares to be outstanding after such Additional Closing Date (without regard to any limitations on conversions).

                                    (viii)   The Irrevocable Transfer Agent
         Instructions shall remain in effect as of such Additional Closing Date and the Company shall cause its Transfer Agent to deliver a letter to the Buyers to that effect.

                                    (ix)     The Company shall have delivered to
         such Buyer a certificate evidencing the incorporation and good standing of the Company and each Subsidiary in the state of such entity's state of incorporation or organization issued by the Secretary of State of such state or commonwealth of incorporation or organization as of a date within ten days of such Additional Closing Date.

                                    (x)      The Company shall have delivered a
         good standing certificate to such Buyer, certifying the Company's qualification to do business and the good standing of the Company in the Commonwealth of Pennsylvania as certified by the Department of State of the Commonwealth of Pennsylvania as of a date within thirty days of the Additional Closing Date.

                                    (xi)     The Company shall have delivered to
         such Buyer a assistant secretary's certificate, dated as of such Additional Closing Date, certifying as to (A) the Resolutions, (B) the Articles of Incorporation and (C) the By-laws, each as in effect at such Additional Closing.

                                    (xii)    The Company shall have delivered to
         such Buyer a letter from the Company's transfer agent certifying the number of shares of Common Stock outstanding as of a date within five days of such Additional Closing Date.

                                    (xiii)   The Company shall have made all
         filings required to be made on or prior to the applicable Additional Closing Date under all applicable federal and state securities laws necessary to consummate the issuance of the Securities pursuant to this Agreement in compliance with such laws.

                                    (xiv)    The Company shall have delivered to
         such Buyer such other documents relating to the transactions contemplated by this Agreement as such Buyer or its counsel may reasonably request.

                  8. INDEMNIFICATION. In consideration of each Buyer's execution and delivery of the Transaction Documents and acquiring the Securities thereunder and in addition to all of the Company's other obligations under the Transaction Documents and the Statement of Designations, the Company shall defend, protect, indemnify and hold harmless each Buyer and each other holder of the Securities and all of their shareholders, officers, directors, employees and direct or indirect investors and any of the foregoing Persons' agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "INDEMNITEES") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "INDEMNIFIED LIABILITIES"), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents, the Statement of Designations or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents, the Statement of Designations or any other certificate, instrument or document contemplated hereby or thereby, (c) any cause of action, suit or claim brought or made against such Indemnitee (other than a cause of action, suit or claim which is (x) brought or made by the Company and (y) is not a shareholder derivative suit) and arising out of or resulting from (i) the execution, delivery, performance or enforcement of the Transaction Documents, the Statement of Designations or any other certificate, instrument or document contemplated hereby or thereby, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Securities, (iii) any disclosure made by such Buyer pursuant to Section 4(h), or (iv) the status of such Buyer or holder of the Securities as an investor in the Company. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. Except as otherwise set forth herein, the mechanics and procedures with respect to the rights and obligations under this Section 8 shall be the same as those set forth in Section 6 of the Registration Rights Agreement.

                  9. MISCELLANEOUS.

                           a. Governing Law; Jurisdiction; Jury Trial. All
questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

                           b. Counterparts. This Agreement may be executed in
two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

                           c. Headings. The headings of this Agreement are for
convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

                           d. Severability. If any provision of this Agreement
shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

                           e. Entire Agreement; Amendments. This Agreement
supersedes all other prior oral or written agreements between each Buyer, the Company, their affiliates and Persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor any Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended or waived other than by an instrument in writing signed by the Company and the holders of at least a majority of the Preferred Shares then outstanding. No such amendment shall be effective to the extent that it applies to less than all of the holders of the Preferred Shares then outstanding. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents or the Statement of Designations unless the same consideration also is offered to all of the parties to the Transaction Documents or holders of Preferred Shares, as the case may be.

                           f. Notices. Any notices, consents, waivers or other
communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

                           If to the Company:

                                 Rent-Way, Inc.
                                 One RentWay Place
                                 Erie, Pennsylvania  16505
                                 Telephone: (814) 445-5378
                                 Facsimile: (814) 461-5401
                                 Attention: Chief Executive Officer

                           With a copy to:

                                 Hodgson Russ LLP
                                 One M&T Plaza, Suite 2000
                                 Buffalo, New York 14203
                                 Telephone: (716) 856-4000
                                 Facsimile: (716) 849-0349
                                 Attention: John J. Zak, Esq.

                           If to the Transfer Agent:

                                 American Stock Transfer and Trust Company
                                 6201 15th Avenue
                                 Brooklyn, New York  11219
                                 Telephone: (718) 921-8124
                                 Facsimile: (718) 236-2641

                           If to a Buyer, to it at the address and facsimile
number set forth on the Schedule of Buyers, with copies to such Buyer's representatives as set forth on the Schedule of Buyers, or at such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five days prior to the effectiveness of such change. Written confirmation of receipt
(A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by a nationally recognized overnight delivery service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

                           g. Successors and Assigns. This Agreement shall be
binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Preferred Shares. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the holders of at least a majority of the Preferred Shares then outstanding, including by merger or consolidation, except pursuant to a Change of Control (as defined in Section 4(b) of the Statement of Designations) with respect to which the Company is in compliance with Section 4 of the Statement of Designations and Section 4(j) of this Agreement. A Buyer may assign some or all of its rights hereunder without the consent of the Company; provided, however, that the transferee has agreed in writing to be bound by the applicable provisions of this Agreement. The Buyers shall be entitled to pledge the Securities in connection with a bona fide margin account or other loan secured by the Securities.

                           h. No Third Party Beneficiaries. This Agreement is
intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

                           i. Survival. Unless this Agreement is terminated
under Section 9(l), the representations and warranties of the Company and the Buyers contained in Sections 2 and 3, the agreements and covenants set forth in Sections 4, 5 and 9, and the indemnification provisions set forth in Section 8, shall survive each Closing. Each Buyer shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

                           j. Publicity. The Company and each Buyer shall have
the right to approve before issuance any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of any Buyer, to make any press release or other public disclosure with respect to such transactions as is required by applicable law and regulations (although each Buyer shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release and shall be provided with a copy thereof).

                           k. Further Assurances. Each party shall do and
perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

                           l. Termination. In the event that the Initial Closing
shall not have occurred with respect to a Buyer on or before five (5) Business Days from the date hereof due to the Company's or such Buyer's failure to satisfy the conditions set forth in Sections 6(a) and 7(a) above (and the nonbreaching party's failure to waive such unsatisfied condition(s)), the nonbreaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date without liability of any party to any other party; provided, however, that if this Agreement is terminated pursuant to this Section 9(l), the Company shall remain obligated to reimburse any nonbreaching Buyer for the expenses described in Section 4(k) above.

                           m. Placement Agent. The Company acknowledges that it
has not engaged a placement agent in connection with the sale of the Preferred Shares, however the Company has engaged Salomon Smith Barney as financial advisors in connection with the sale of the Preferred Shares. The Company shall be responsible for the payment of any placement agent's fees, financial advisory fees, or brokers' commissions (other than for Persons engaged by any Buyer or its investment advisor) relating to or arising out of the transactions contemplated hereby. The Company shall pay, and hold each Buyer harmless against, any liability, loss or expense (including, without limitation, attorney's fees and out-of-pocket expenses) arising in connection with any such claim.

                           n. No Strict Construction. The language used in this
Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

                           o. Remedies. Each Buyer and each holder of the
Securities shall have all rights and remedies set forth in the Transaction Documents and the Statement of Designations and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. Furthermore, the Company recognizes that in the event that it fails to perform, observe, or discharge any or all of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to the Buyers. The Company therefore agrees that the Buyers shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and without posting a bond or other security.

                           p. Payment Set Aside. To the extent that the Company
makes a payment or payments to any Buyer hereunder or pursuant to the Registration Rights Agreement, the Statement of Designations or the Buyers enforce or exercise their rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

                           q. Independent Nature of Buyers' Obligations and
Rights. The obligations of each Buyer under any Transaction Document are several and not joint with the obligations of any other Buyer, and no Buyer shall be responsible in any way for the performance of the obligations of any other Buyer under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Buyer pursuant hereto or thereto, shall be deemed to constitute the Buyers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Buyers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Buyer confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Buyer shall be entitled to independently protect and enforce its rights, including, without limitations, the rights arising out of this Agreement or out of any other Transaction Documents, and it shall not be necessary for any other Buyer to be joined as an additional party in any proceeding for such purpose.

                            [signature page follows]

                  IN WITNESS WHEREOF, the Buyers and the Company have caused this Securities Purchase Agreement to be duly executed as of the date first written above.

COMPANY:                               BUYERS:

RENT-WAY, INC.                         SMITHFIELD FIDUCIARY LLC

                                       By: /s/
                                           -----------------------------
By: /s/                                     Name:  Adam J. Chill
    -------------------------               Title: Authorized Signatory
   Name: William A. McDonnell
   Title: Vice President
                                       MAINFIELD ENTERPRISES, INC.

                                       By: /s/
                                           -----------------------------
                                            Name: Ari Vigder
                                            Title: Authorized Signatory

          [Page 2 of Signature Pages to Securities Purchase Agreement]

                                       AIG ANNUITY INSURANCE COMPANY

                                       By: AIG Global Investment Corp.,
                                           investment adviser

                                           By: /s/
                                              -----------------------------
                                              Name:  Timothy Janszen
                                              Title: Managing Director

                                       THE VARIABLE ANNUITY LIFE INSURANCE
                                       COMPANY

                                       By: AIG Global Investment Corp.,
                                           investment adviser

                                           By: /s/
                                              -----------------------------
                                              Name:  Timothy Janszen
                                              Title: Managing Director

                                       VALIC COMPANY II HIGH YIELD BOND FUND

                                       By: AIG Global Investment Corp.,
                                           investment sub-adviser

                                           By: /s/
                                               -----------------------------
                                               Name:  Timothy Janszen
                                               Title: Managing Director

                                       VALIC COMPANY II STRATEGIC BOND FUND

                                       By: AIG Global Investment Corp.,
                                           investment sub-adviser

                                           By: /s/
                                               -----------------------------
                                               Name:  Timothy Janszen
                                               Title: Managing Director

          [Page 3 of Signature Pages to Securities Purchase Agreement]

                                       SUNAMERICA INCOME FUNDS - SUNAMERICA
                                       HIGH YIELD BOND FUND

                                       By: AIG Global Investment Corp.,
                                           investment sub-adviser

                                           By: /s/
                                               -----------------------------
                                               Name:  Timothy Janszen
                                               Title: Managing Director

                                       SUNAMERICA INCOME FUNDS - SUNAMERICA
                                       STRATEGIC INCOME FUND

                                       By: AIG Global Investment Corp.,
                                           investment sub-adviser

                                           By: /s/
                                               -----------------------------
                                               Name:  Timothy Janszen
                                               Title: Managing Director

                                       SUNAMERICA SERIES TRUST - HIGH YIELD
                                       BOND PORTFOLIO (POLARIS)

                                       By: AIG Global Investment Corp.,
                                           investment sub-adviser

                                           By: /s/
                                               -----------------------------
                                               Name:  Timothy Janszen
                                               Title: Managing Director

                               SCHEDULE OF BUYERS

                                                                    Number            Maximum
                                                                      of             Number of
                                                                    Initial          Additional
                                      Buyer Address                Preferred         Preferred    Buyer's Representatives' Address
     Buyer Name                   and Facsimile Number               Shares           Shares            and Facsimile Number
--------------------        ----------------------------------     ---------         ----------   --------------------------------
Smithfield Fiduciary        c/o Highbridge Capital Management,        800               267        Schulte Roth & Zabel LLP
LLC                         LLC                                                                    919 Third Avenue
                            9 West 57trh Street, 27th Floor                                        New York, NY 10022
                            New York, NY  10019                                                    Attention: Eleazer Klein, Esq.
                            Attention: Ari J. Storch                                               Telephone: (212) 756-2000
                                       Adam J. Chill                                               Facsimile: (212) 593-5955
                            Telephone: (212) 287-4720
                            Facsimile: (212) 751-0755
                            Residence: Cayman Islands

Mainfield                   c/o Sage Capital Growth, Inc.             400               133        Schulte Roth & Zabel LLP
Enterprises, Inc.           660 Madison Avenue, 18th Floor                                         919 Third Avenue
                            New York, NY 10021                                                     New York, NY 10022
                            Attention: Eldad Gal                                                   Attention: Eleazer Klein, Esq.
                            Telephone: (212) 651-9000                                              Telephone: (212) 756-2000
                            Facsimile: (212) 651-9010                                              Facsimile: (212) 593-5955
                            Residence: Cayman Islands

AIG Annuity                 c/o AIG Global Investment Corp.           135                45        Schulte Roth & Zabel LLP
Insurance Company           2929 Allen Parkway, A37-01                                             919 Third Avenue
                            Houston, TX  77019                                                     New York, NY 10022
                            Attention: Timothy Janszen                                             Attention: Eleazer Klein, Esq.
                            Telephone: (713) 831-2198                                              Telephone: (212) 756-2000
                            Facsimile: (713) 831-1052                                              Facsimile: (212) 593-5955
                            Residence: Texas

The Variable                c/o AIG Global Investment Corp.         132.5                44        Schulte Roth & Zabel LLP
Annuity Life                2929 Allen Parkway, A37-01                                             919 Third Avenue
Insurance Company           Houston, TX 77019                                                      New York, NY 10022
                            Attention: Timothy Janszen                                             Attention: Eleazer Klein, Esq.
                            Telephone: (713) 831-2198                                              Telephone: (212) 756-2000
                            Facsimile: (713) 831-1052                                              Facsimile: (212) 593-5955
                            Residence: Texas

VALIC Company II            c/o AIG Global Investment Corp.           2.5                 1        Schulte Roth & Zabel LLP
High Yield Bond             2929 Allen Parkway, A37-01                                             919 Third Avenue
Fund                        Houston, TX 77019                                                      New York, NY 10022
                            Attention: Timothy Janszen                                             Attention: Eleazer Klein, Esq.
                            Telephone: (713) 831-2198                                              Telephone: (212) 756-2000
                            Facsimile: (713) 831-1052                                              Facsimile: (212) 593-5955
                            Residence: Delaware

VALIC Company II            c/o AIG Global Investment Corp.           2.5                 1        Schulte Roth & Zabel LLP
Strategic Bond Fund         2929 Allen Parkway, A37-01                                             919 Third Avenue
                            Houston, TX 77019                                                      New York, NY 10022
                            Attention: Timothy Janszen                                             Attention: Eleazer Klein, Esq.
                            Telephone: (713) 831-2198                                              Telephone: (212) 756-2000
                            Facsimile: (713) 831-1052                                              Facsimile: (212) 593-5955
                            Residence: Delaware

SunAmerica Income           c/o AIG Global Investment Corp.            10                 3        Schulte Roth & Zabel LLP
Funds -                     2929 Allen Parkway, A37-01                                             919 Third Avenue
SunAmerica High             Houston, TX  77019                                                     New York, NY 10022
Bond Fund Yield             Attention: Timothy Janszen                                             Attention: Eleazer Klein, Esq.
                            Telephone: (713) 831-2198                                              Telephone: (212) 756-2000
                            Facsimile: (713) 831-1052                                              Facsimile: (212) 593-5955
                            Residence: Massachusetts

SunAmerica Income           c/o AIG Global Investment Corp.           2.5                 1        Schulte Roth & Zabel LLP
Funds -                     2929 Allen Parkway, A37-01                                             919 Third Avenue
SunAmerica                  Houston, TX  77019                                                     New York, NY 10022
Strategic Income            Attention:  Timothy Janszen                                            Attention: Eleazer Klein, Esq.
Fund                        Telephone: (713) 831-2198                                              Telephone: (212) 756-2000
                            Facsimile: (713) 831-1052                                              Facsimile: (212) 593-5955
                            Residence: Massachusetts

SunAmerica Series           c/o AIG Global Investment Corp.            15                 5        Schulte Roth & Zabel LLP
Trust - High Yield          2929 Allen Parkway, A37-01                                             919 Third Avenue
Bond Portfolio              Houston, TX  77019                                                     New York, NY 10022
Polaris)                    Attention:  Timothy Janszen                                            Attention: Eleazer Klein, Esq.
                            Telephone: (713) 831-2198                                              Telephone: (212) 756-2000
                            Facsimile: (713) 831-1052                                              Facsimile: (212) 593-5955
                            Residence: Massachusetts

                                TABLE OF CONTENTS

                                                                               Page
                                                                               ----
1.   PURCHASE AND SALE OF PREFERRED SHARES................................       1

2.   BUYER'S REPRESENTATIONS AND WARRANTIES...............................       2

3.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................       5

4.   COVENANTS............................................................      14

5.   REGISTER; TRANSFER AGENT INSTRUCTIONS................................      19

6.   CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL.......................      20

7.   CONDITIONS TO EACH BUYER'S OBLIGATION TO PURCHASE....................      21

8.   INDEMNIFICATION......................................................      25

9.   MISCELLANEOUS........................................................      25

                                    SCHEDULES

Schedule 3(a)      -      Subsidiaries
Schedule 3(l)      -      Absence of Certain Changes
Schedule 3(r)      -      Transactions With Affiliates
Schedule 3(s)      -      Equity Capitalization
Schedule 3(t)      -      Indebtedness
Schedule 3(u)      -      Litigation
Schedule 3(y)      -      Intellectual Property
Schedule 4(d)      -      Use of Proceeds

                                    EXHIBITS

Exhibit A          -      Form of Statement of Designations
Exhibit B          -      Form of Registration Rights Agreement
Exhibit C          -      Form of Irrevocable Transfer Agent Instructions
Exhibit D          -      Form of Legal Opinion of Hodgson Russ LLP

                                  SCHEDULE 3(A)
                                  SUBSIDIARIES

1.  Rent-Way of Tomorrow, Inc.
2.  Action Rent-To-Own Holdings of South Carolina, Inc.
3.  Rent-Way of Michigan, Inc.
4.  Rent-Way Developments, Inc.
5.  Rent-Way of TTIG, L.P.
6.  dPi Teleconnect, L.L.C. (70% owned subsidiary)

                                  SCHEDULE 3(L)
                           ABSENCE OF CERTAIN CHANGES

                                      None.

                                  SCHEDULE 3(R)
                          TRANSACTIONS WITH AFFILIATES

See the attached "Certain Relationships and Related Party Transactions."

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     In May 1999, we made a loan to Mr. Lerner in the amount of $139,500, the proceeds of which were used to pay the exercise price of a stock option. The loan was evidenced by a full recourse promissory note bearing interest at 10% and has been repaid in full.

     In August 1999, we made a loan to Mr. Morgenstern in the amount of $214,179, the proceeds of which were used to pay the exercise price of a stock option, which was evidenced by a full recourse promissory note bearing interest at 10%. This loan has been repaid in full.

     In February 2000, we made loans to each of Messrs. Morgenstern, Ryan and Fagenson in the amounts of $274,071, $488,250 and $139,500, respectively, the proceeds of which were used to pay the exercise price of stock options. The loans were evidenced by full recourse promissory notes bearing interest at 10%. The loans to Messrs. Morgenstern, Ryan and Fagenson have been paid in full.

     In November 2000, we made a loan to Mr. Morgenstern in the amount of $158,603, the proceeds of which were used to repay a margin loan. The loan was evidenced by a full recourse promissory note bearing interest at 10% and has been repaid in full.

     We lease one store location from Mr. Joseffer or a company controlled by him. We paid approximately $49,000 in rent and related amounts under such lease for the fiscal year ended September 30, 2002. We believe the lease rate and terms, which include our obligation to pay real estate taxes, are similar to those obtainable on an arm's-length basis.

     We have an agreement with our 70% owned subsidiary, dPi, whereby we provide payroll processing services, legal services and general management services. The agreement has a term of one year commencing on October 1, 2002, and provides for payments to us of $10,000 per month. The agreement is renewable for successive one-year terms subject to the mutual agreement of the parties as to the services to be provided and the payments required during each such renewal term.

                                  SCHEDULE 3(S)
                              EQUITY CAPITALIZATION

3(s)(i): None.

3(s)(ii): See attached footnotes 16 and 17 from the Company's Notes to Condensed Consolidated Financial Statements as of September 30, 2002. Since that time, the Company has made additional option grants in the ordinary course under the plans described in footnote 16 and issued 333,000 warrants under the agreement described in footnote 17. Additional information regarding the grants of options to officers and directors is attached under the captions "Stock options" and "Security Ownership of Certain Beneficial Owners and Management."

3(s)(iii):

      (a). The Company entered into a registration rights agreement with Calm Waters Partnership, Walter H. Morris and Charles A. Pacquelet (collectively, "Calm Waters") dated April 18, 2002. This registration rights agreement covers the 1,000,000 shares of Common Stock and 433,000 shares underlying warrants to acquire Common Stock currently held by Calm Waters.

      (b). See the information attached under the caption "Exchange Offer; Registration Rights."

3(s)(iv): Rights of redemption are contained in the indenture for the Senior Secured Notes.

3(s)(v): Warrants to acquire 433,000 shares of Common Stock held by Calm Waters contain full ratchet anti-dilution protection. The issuance of the Preferred Stock will trigger this anti-dilution protection in warrants for 100,000 shares which have an exercise price of $9.35 per share. As a result of the issuance of the Preferred Stock, the exercise price of these warrants will drop to $6.00 per share. The remaining 333,000 warrants have an exercise price of $1.50 per share and no anti-dilution rights will be triggered thereunder by the issuance of the Preferred Stock.

3(s)(vi): None.

                                 RENT-WAY, INC.

               (ALL DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

14.  INCOME TAXES, CONTINUED:

     As of September 30, 2002, the Company has net operating loss carryforwards of approximately $166,695 for income tax purposes, expiring in years through fiscal 2022. Additionally, as of September 30, 2002, the Company has alternative minimum tax credits of approximately $1,027.

     At September 30, 2001, the valuation allowance was $34,198. At September 30, 2002, it was increased by $29,746, of which $320 is the tax benefit of the transitional swap amount recorded to equity. A portion of this increase was a result of a modification to the operating loss carryforwards based on actual filed tax returns. This amount represents the full net deferred tax asset. Approximately $3,497 of the operating loss carryforwards will result in a credit to shareholders' equity when it is determined they can be utilized.

15.  RELATED PARTY TRANSACTIONS:

     During fiscal years ended September 30, 2002, 2001, and 2000, the Company leased one location from a company controlled by a principal shareholder. Rent paid during these years related to this lease was $49.

     During fiscal 2002, 2001 and 2000 the Company executed notes receivable aggregating $0, $159 and $902, respectively from directors of the Company resulting from the exercise of stock options. The notes are full recourse promissory notes bearing interest at 10% per annum. On November 1, 2000, the Company received a note receivable with a balance of $159 from a director of the Company related to a personal loan. The note is a full recourse promissory note and bears interest at 10% per annum. During fiscal 2000, $140 of the notes was repaid in cash and $488 was paid by the return of common stock of the Company related to option exercises. At September 30, 2002, 2001 and 2000, the Company held notes receivable which were due within one year and unpaid interest thereon of $282, $924 and $690, respectively and interest income was $41, $77 and $75, respectively for the years then ended. The notes are reflected as a reduction to shareholders' equity in the Company's Consolidated Balance Sheet.

     In fiscal 2000, the Company paid cash of $94 to a director of the Company for the repurchase of common stock shortly after the issuance of common stock through exercise of a stock option. Therefore, the Company recorded compensation expense of $49 related to this transaction.

     The Company has entered into a consulting agreement with a director of the Company that provides for the payment of $100 per year for 10 years commencing October 1, 1999.

16.  STOCK OPTIONS:

     In March 1999, the Board of Directors of the Company adopted, and the shareholders approved, the Rent-Way, Inc. 1999 Stock Option Plan (the "1999 Plan") which authorizes the issuance of up to 2,500,000 shares of common stock pursuant to stock options granted to officers, directors, key employees, consultants, and advisors of the Company. The option exercise price will be at least equal to the fair market value of the Company's common stock on the grant date. The 1999 Plan will expire in March 2009 unless terminated earlier by the Board of Directors. The authorized number of shares, the exercise price of outstanding options, and the number of shares under option are subject to appropriate adjustment for stock dividends, stock splits, reverse stock splits, recapitalizations, and similar transactions. The 1999 Plan is administered by the Stock Option Committee of the Board of Directors who select the optionees and determine the terms and provisions of each option grant within the parameters set forth in the 1999 Plan. As of September 30, 2001, 2,266,825 options at an exercise price ranging from $4.063 to $31.625 were granted under the 1999 Plan.

                                 RENT-WAY, INC.

               (ALL DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

16.  STOCK OPTIONS, CONTINUED:

     In June 1992, the Board of Directors of the Company adopted, and the shareholders have approved, the Rent-Way, Inc. Stock Option Plan of 1992 (the "1992 Plan") which authorizes the issuance of up to 600,000 shares of common stock pursuant to stock options granted to officers, directors, key employees, consultants, and advisors of the Company. The option exercise price will be at least equal to the fair market value of the Company's common stock on the grant date. The 1992 Plan will expire in June 2002 unless terminated earlier by the Board of Directors. The authorized number of shares, the exercise price of outstanding options and the number of shares under option are subject to appropriate adjustment for stock dividends, stock splits, reverse stock splits, recapitalizations and similar transactions. The 1992 Plan is administered by the Compensation Committee of the Board of Directors who select the optionees and determine the terms and provisions of each option grant within the parameters set forth in the 1992 Plan.

     The Board of Directors of the Company also adopted, and the shareholders have approved the Rent-Way, Inc. 1995 Stock Option Plan (the "1995 Plan"), which authorizes the issuance of up to 2,000,000 shares of common stock pursuant to stock options granted to officers, directors, and key employees of the Company. The 1995 Plan is administered by the Compensation Committee of the Board of Directors and contains terms and provisions substantially identical to those contained in the 1992 Plan.

     On November 8, 1995, Alrenco approved a stock incentive plan (the "Alrenco Plan") under which 450,000 common shares were reserved. Under the Alrenco Plan, Alrenco was entitled to grant its employees incentive stock options or nonqualified stock options to purchase a specified number of shares of common stock at a price not less than fair market value on the date of grant and for a term not to exceed 10 years. In addition to the stock options, Alrenco was entitled to grant stock appreciation rights ("SAR"), restricted stock awards and options to directors. SARs and options to directors were required to be granted at a minimum of fair market value at the date of grant and restricted stock awards at a price to be determined by the Alrenco Board of Directors' compensation committee. Directors who were not involved in day-to-day management of Alrenco were initially entitled to a grant of 5,000 shares and, on each of their next five anniversaries, an automatic 1,000 share grant. On January 23, 1996, Alrenco granted 105,000 shares of restricted stock to two key employees, which vested at the earlier of a change in control or at the end of seven years. As a result of the merger with RTO, Inc. ("RTO"), these shares automatically vested on February 26, 1998. Compensation expense of $988 was recorded related to Alrenco Plan for the year ended September 30, 1999.

     RTO adopted the 1996 Employee Stock Option Plan (the "RTO Plan") to attract and retain employees. Under the RTO Plan, RTO was entitled to grant options to purchase a total of not more than 1,027,973 shares of common stock, subject to anti-dilution and other adjustment provisions provided, however, that the maximum number of shares subject to all options granted to an individual under the Plan would not exceed 50% of the shares of common stock authorized for issuance. No options could be granted under the RTO Plan after the tenth anniversary of the RTO Plan. The options vest over a four-year period and expire on the tenth anniversary following the date of grant. RTO also adopted the 1996 Stock Option Plan for Non-Employee Directors (the "Director's Plan") that provided for the granting to non-employee directors of stock options to purchase up to 448,975 shares of RTO's common stock.

     Pursuant to the terms of the merger agreement between Rent-Way and Home Choice, each Home Choice stock option which was outstanding and unexercised at the date of the merger was converted into an option to purchase Rent-Way's common stock. The number of shares subject to the Home Choice options was equal to the product of the number of shares of Home Choice common stock subject to Home Choice options and 0.588, the exchange ratio. On June 13, 2002, option holders of the Company (other than officers and directors) were issued new options in replacement of options previously cancelled pursuant to the Company's exchange offer. The new options were issuable on the date six months and one

                                 RENT-WAY, INC.

               (ALL DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

16.  STOCK OPTIONS, CONTINUED:

day after the date of cancellation. The exercise price of the new options is $11.67 per share, which was the closing price of the Company's common stock on the New York Stock Exchange on June 13. As of December 11, 2001 (the expiration date of the Company's offer), 1,109,580 options to acquire common stock were cancelled pursuant to the offer on June 13, 2002. 1,008,272 options were issued in replacement thereof.

     The following is a summary of activity of the Company's stock options during the years ended September 30, 2002, 2001 and 2000, and has been restated to include the activity of Home Choice's stock options based on an exchange ratio of 0.588:

                                                                           WEIGHTED AVERAGE
                       STOCK OPTIONS                            SHARES     PRICE PER SHARE
                       -------------                          ----------   ----------------
September 30, 1999..........................................   3,155,209        $21.21
                                                              ----------
  Granted...................................................   1,588,700        $18.45
  Exercised.................................................    (594,550)       $14.23
  Cancelled.................................................    (133,720)       $21.66
                                                              ----------
September 30, 2000..........................................   4,015,639        $21.07
                                                              ----------
  Granted...................................................     617,565        $ 6.63
  Exercised.................................................      (6,214)       $20.24
  Cancelled.................................................    (459,382)       $20.06
                                                              ----------
September 30, 2001..........................................   4,167,608        $19.07
                                                              ----------
  Granted...................................................   1,741,035        $10.13
  Exercised.................................................     (61,800)       $ 9.40
  Cancelled.................................................  (2,189,612)       $20.92
                                                              ----------
September 30, 2002..........................................   3,657,231        $13.98
                                                              ==========

     At September 30, 2002, stock options representing 2,311,022 shares are exercisable at prices ranging from $4.06 to $32.00 per share and grant dates ranging from July 15, 1995, to June 13, 2002.

     For various price ranges, outstanding stock options at September 30, 2002 were as follows:

   RANGE OF           SHARES OF        SHARES OF EXERCISABLE
EXERCISE PRICE   OUTSTANDING OPTIONS          OPTIONS
--------------   -------------------   ---------------------
$4.06-$10.00..        1,337,700               767,430
10.01-15.00..         1,096,835               548,696
15.01-20.00..           325,610               200,514
20.01-25.00..           375,728               349,566
25.01-30.00..           513,858               438,820
30.01-32.00..             7,500                 5,996

     The Company accounts for stock based compensation issued to its employees and directors in accordance with APB No. 25 and has elected to adopt the "disclosure only" provisions of SFAS No. 123.

     For SFAS No. 123 purposes, the fair value of each option granted under the 1992 Plan, the 1995 Plan, and the 1999 Plan is estimated as of the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for options granted in fiscal 2002, 2001 and 2000:

                                 RENT-WAY, INC.

               (ALL DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

16.  STOCK OPTIONS, CONTINUED:

expected volatility ranging from 47.41% to 95.23%, risk-free interest rates between 3.40% and 6.81%, and an expected life of five years.

     If the Company had elected to recognize the compensation cost of its stock option plans based on the fair value of the awards under those plans in accordance with SFAS No. 123, net loss and loss per common share would have been increased to the pro-forma amounts below:

                                                              FOR THE YEARS ENDED SEPTEMBER 30,
                                                              ---------------------------------
                                                                2002        2001        2000
                                                              ---------   ---------   ---------
Net loss before cumulative effect of change in accounting
  principle and discontinued operations:
  As reported...............................................  $(34,833)   $(69,307)   $(43,921)
  Pro-forma.................................................   (46,659)    (78,729)    (51,691)
Net loss:
  As reported...............................................  $(76,472)   $(63,625)   $(28,041)
  Pro-forma.................................................   (88,298)    (73,047)    (35,811)
Diluted loss per common share:
Net loss before cumulative effect of change in accounting
  principle and discontinued operations
  As reported...............................................  $  (1.39)   $  (2.83)   $  (1.88)
                                                              ========    ========    ========
  Pro-forma.................................................  $  (1.86)   $  (3.21)   $  (2.22)
                                                              ========    ========    ========
Net loss
  As reported...............................................  $  (3.06)   $  (2.60)   $  (1.20)
                                                              ========    ========    ========
  Pro-forma.................................................  $  (3.52)   $  (2.98)   $  (1.54)
                                                              ========    ========    ========

17.  SHAREHOLDERS' EQUITY:

     On April 18, 2002, the Company sold 1 million restricted common shares and warrants (valued according to the Black Scholes valuation method) to acquire 100,000 common shares to Calm Waters Partnership and two other investors (the "Investors") for $6,000. The warrants have an exercise price of $9.35 per share, subject to adjustment. In addition, the agreement calls for the Investors to purchase an additional 2,640,000 common shares for $16,500 and to receive a warrant to purchase 250,000 shares of common stock at an exercise price equal to the greater of 105% of the last reported sale price of common stock on the day preceding the second closing date or $1.50. The Investors' obligation to purchase the additional shares is subject to certain conditions including that a replacement of the Company's existing credit facility occur on or prior to December 31, 2002, conditions related to the Company's existing class action litigation and ongoing investigations, quarterly aggregate EBITDA, among others. The Company has also agreed to issue a warrant to purchase 333,000 shares of common stock to the Investors if the Company fails to achieve aggregate EBITDA of $80 million or more for the 12-month period commencing on April 1, 2002. The warrant exercise price per share is based upon the Company's EBITDA for such period.

     On April 28, 2000, the Company entered into a three-year agreement with Gateway Companies, Inc. ("Gateway") to be an authorized supplier of Gateway personal computers and related peripherals in the rental purchase industry. Gateway agreed not to enter into any similar arrangements with any of the

                                 RENT-WAY, INC.

               (ALL DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

17.  SHAREHOLDERS' EQUITY, CONTINUED:

Company's largest industry competitors, but had the option to cancel the exclusivity provisions of the agreement if the Company did not meet specified purchase volume requirements. Although the Company did not meet the purchase volume requirements under the agreement, Gateway has continued to abide by the exclusivity provisions of the agreement. As part of this transaction, Gateway invested $7,000 for 348,910 shares of the Company's common stock with a fair value of $9,038.

     In July 1995, in connection with the Company's acquisition of McKenzie Leasing Corporation and the issuance of its 10% Convertible Subordinated Notes due 2002, Rent-Way issued warrants to purchase 105,000 shares of common stock at $9.94 per share to Massachusetts Mutual Life Insurance Company and its affiliates. The warrants are exercisable at any time for a period of seven years from their issue dates and are subject to anti-dilution provisions providing for appropriate adjustment in the event of any reclassification, stock dividend, stock split, or similar transactions, and stock issuances below the warrant exercise price. On July 15, 2002, 114,000 shares were exercised.

     In accordance with ETIF 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services," the Company has recorded an intangible asset in the amount of $2,038 for the value of the exclusivity agreement. The Company is amortizing this amount over a 36-month period.

18.  EMPLOYEE BENEFIT PLANS:

     Effective January 1, 1994, Rent-Way established the Rent-Way, Inc. 401(k) Retirement Savings Plan (the "RentWay Plan"). Participation in the Plan is available to all Company employees who meet the necessary service criteria as defined in the Plan agreement. Company contributions to the Plan are based on a percentage of the employees' contributions, as determined by the Board of Directors, and amounted to $0, $344, and $1,025, in the form of the Company's common stock for the years ended September 30, 2002, 2001 and 2000, respectively. The Company contributed cash of $1,105, which includes $36 of forfeitures, and $823 for the years ended September 30, 2002 and 2001, respectively.

     As a result of the significant price drop in Rent-Way stock following disclosure of the accounting investigation, the Company made additional cash contributions of $255 and $366 to the Rent-Way Plan in order to restore a portion of the loss in value of Rent-Way stock held in participant accounts under the plan for the years ended September 30, 2002, and 2001, respectively. The Company also committed to make additional contributions in future years to the extent the Rent-Way stock price does not reach certain levels. The Company has also amended the plan to limit the amount of a participant's contribution that can be invested in Rent-Way common stock.

     At September 30, 2000, the Company had two other active 401(k) retirement savings plans: the America's Sales & Leasing 401(k) Plan (the "America's Plan"), and the RentaVision, Inc. 401(k) Plan (the "RentaVision Plan"). Each plan was available to all Company employees who met the necessary service criteria as defined in the plan agreements. Company contributions to the plans are based on a percentage of the employees' contributions. The Home Choice Plan was merged on January 1, 2000, and the America's Plan and RentaVision Plan were merged effective January 1, 2001, into the Rent-Way Inc., Plan.

19.  LOSS PER SHARE:

     Basic loss per common share is computed using losses available to common shareholders divided by the weighted average number of common shares outstanding. Diluted loss per common share is computed using losses available to common shareholders and the weighted average number of shares outstanding similar executive position, assume our obligations under his employment agreement or assume any indemnification agreement or provisions in effect at the time of the change of control, he will be entitled to receive (i) his salary and fringe benefits through the termination date, (ii) two times his annual base salary, (iii) his full fringe benefits, including medical and health insurance, for a period of 24 months following the month of his termination or the balance of the initial term, whichever is greater and (iv) a prorated payment for accrued but unused vacation. The cash payments described above may be paid by us over a period of up to two years.

     We have an employment agreement with Mr. Lombardi under which he is employed full-time as our Vice President, Corporate Controller and Chief Accounting Officer for a term that commenced in April 2001 and continues until April 2004 or until earlier terminated as provided in the agreement. The term is automatically extended for one-year periods, unless either party provides a termination notice at least 60 days prior to the expiration of any one-year period. Under the agreement, Mr. Lombardi receives an annual base salary of $165,000 and is eligible for an annual bonus in an amount determined by our Chief Executive Officer on the basis of corporate performance. Mr. Lombardi is also entitled to participate in our employee benefit plans in accordance with the terms of those plans.

STOCK OPTIONS

     The following table sets forth information concerning stock option grants made to the Named Executive Officers in fiscal year 2002:

                       OPTION GRANTS IN FISCAL YEAR 2002
                               INDIVIDUAL GRANTS

                                                                                POTENTIAL REALIZABLE
                                         PERCENT OF                               VALUE AT ASSUMED
                          NUMBER OF        TOTAL                                ANNUAL RATES OF STOCK
                          SECURITIES    OPTIONS/SARS   EXERCISE                  PRICE APPRECIATION
                          UNDERLYING     GRANTED TO    OR BASE                   FOR OPTION TERM($)
                         OPTIONS/SARS   EMPLOYEES IN    PRICE     EXPIRATION   -----------------------
NAME                      GRANTED(#)    FISCAL YEAR     ($/SH)       DATE        5%($)        10%($)
----                     ------------   ------------   --------   ----------   ----------   ----------
William E.
  Morgenstern..........   250,000(1)       13.8%        $ 6.45     11/20/06    $2,058,004   $2,596,947
William A. McDonnell...    50,000(2)        2.8%        $ 8.73      4/23/07    $  557,097   $  702,988
Ronald D. DeMoss.......     3,000(3)        0.2%        $11.67      6/13/07    $   44,683   $   56,384
William S. Short.......    48,500(3)        2.7%        $11.67      6/13/07    $  722,369   $  911,541
                           75,000(4)        4.1%        $11.90       7/1/07    $1,139,081   $1,437,380
John A. Lombardi.......      --            --            --          --            --           --

---------------
(1) 33 1/3% of such options become exercisable on each of November 20, 2001, October 1, 2002 and October 1, 2003.

(2) 33 1/3% of such options become exercisable on each of April 23, 2002, April 23, 2003 and April 23, 2004.

(3) 50% of such options become exercisable on each of June 13, 2002 and June 13, 2003.

(4) 33 1/3% of such options become exercisable on each of July 1, 2002, July 1, 2003 and July 1, 2004.

     The following table sets forth information concerning stock option exercises by the Named Executive Officers during fiscal year 2002 and the number of shares and the value of options outstanding as of September 30, 2002 for each such officer:

                         AGGREGATE OPTION EXERCISES AND
                     OPTION VALUES AS OF SEPTEMBER 30, 2002

                                                        NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                       UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                           SHARES                       OPTIONS AT 9/30/02(#)           AT 9/30/02($)(1)
                         ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                     EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                     -----------   -----------   -----------   -------------   -----------   -------------
William E.
  Morgenstern..........      --            --          630,833        184,167         $-0-           $-0-
William A. McDonnell...      --            --           36,666         43,334          -0-            -0-
Ronald D. DeMoss.......      --            --           37,957         40,043          -0-            -0-
William S. Short.......      --            --           62,583        100,917          -0-            -0-
John A. Lombardi.......      --            --           10,000         20,000          -0-            -0-

---------------

(1) Based on the closing sales price of our common stock on the New York Stock Exchange of $3.00 per share on September 30, 2002, less the exercise price.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal year 2002, Robert B. Fagenson, William Lerner and Jacqueline
E. Woods served as the members of the compensation committee of our board of directors. Other than Mr. Lerner, who is our Secretary, no person who served as a member of the compensation committee during fiscal year 2002 was (i) an officer or employee of ours during such fiscal year or (ii) formerly an officer of ours. None of our executive officers served as a member of the board of directors or the compensation or similar committee of the board of directors of any other entity, an executive officer of which served on our compensation committee or our board.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information concerning the shares of our common stock beneficially owned by (i) each beneficial owner of more than 5% of the outstanding shares of our common stock, (ii) each of our directors, (iii) the Named Executive Officers and (iv) our directors and executive officers as a group. This information is presented as of March 31, 2003. As of March 31, 2003, there were 25,685,538 shares of our common stock outstanding. Except as otherwise noted, we believe that the persons listed below have sole investment and voting power with respect to the shares of our common stock beneficially owned by them.

                                                                    NUMBER OF
                                                              SHARES OF COMMON STOCK   PERCENTAGE
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                       BENEFICIALLY OWNED(2)     OF CLASS
---------------------------------------                       ----------------------   ----------
William E. Morgenstern (3)..................................        1,117,993              4.2%
Gerald A. Ryan (4)..........................................          395,835              1.5%
William Lerner..............................................           79,700                *
Robert B. Fagenson (5)......................................          365,000              1.4%
John W. Higbee..............................................              750                *
Marc W. Joseffer............................................          130,692                *
Jacqueline E. Woods.........................................            3,250                *
William A. McDonnell (6)....................................           59,154                *
Ronald D. DeMoss (7)........................................           70,631                *
William S. Short (8)........................................           78,969                *
John A. Lombardi (9)........................................           21,776                *
Directors/executive officers as a group (11 persons)........        2,323,750              8.6%
SAFECO Asset Management Company and affiliates (10).........        4,072,400             15.9%
  601 Union Street
  Suite 2500
  Seattle, WA 98101
Dimensional Fund Advisors Inc. (11).........................        1,611,208              6.3%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, California 90401
David L. Babson & Company, Inc. (12)........................        1,520,847              5.9%
  One Memorial Drive
  Cambridge, Massachusetts 02142-1300
Calm Waters Partnership (13)................................        1,450,550              5.6%
  100 Heritage Reserve
  Menomonee Falls, Wisconsin 53051

---------------

* Percentage less than 1% of class.

(1) Unless otherwise indicated, the address for all persons listed above is c/o Rent-Way, Inc., One RentWay Place, Erie, Pennsylvania 16505.

(2) Includes the following shares issuable upon exercise of stock options which are currently exercisable or which will become exercisable within 60 days after March 31, 2003: Morgenstern -- 731,666; Ryan -- 121,500;
    Lerner -- 76,500; Fagenson -- 76,500; Joseffer -- 74,750; Woods -- 3,250;
    Higbee -- 750; McDonnell -- 55,000; DeMoss -- 59,832; Short -- 75,916;
    Lombardi -- 20,000; and Directors and Officers as a group -- 1,295,664.

(3) Includes 25,000 shares owned by Mr. Morgenstern's spouse as to which Mr. Morgenstern disclaims beneficial ownership and 722 shares held in our 401(k) plan.

                      EXCHANGE OFFER; REGISTRATION RIGHTS

     We and the subsidiary guarantors have agreed pursuant to a registration rights agreement with the initial purchaser, for the benefit of the holders of the notes, that we will, at our cost, not later than 180 days after the date of original issuance of the notes, file an exchange offer registration statement with the SEC with respect to a registered offer to exchange the notes for new notes having terms substantially identical in all material respects to the notes (except that the exchange notes will not contain terms with respect to transfer restrictions). We will use our best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act not later than 240 days after the date of original issuance of the notes. Upon the effectiveness of the exchange offer registration statement, we will offer the exchange notes in exchange for surrender of the notes. We will keep the registered exchange offer open for not less than 20 business days and not more than 30 business days (or, in each case, longer if required by applicable law) after the date notice of the registered exchange offer is mailed to the holders of the notes. For each note surrendered to us pursuant to the registered exchange offer, the holder of such note will receive an exchange note having a principal amount equal to that of the surrendered note. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the note surrendered in exchange therefor or, if no interest has been paid on such note, from the date of its original issue.

     Under existing SEC interpretations, the exchange notes would be freely transferable by holders of the notes other than our affiliates after the registered exchange offer without further registration under the Securities Act if the holder of the exchange notes represents that it is acquiring the exchange notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the exchange notes and that it is not an affiliate of the Company, as such terms are interpreted by the SEC, provided that broker-dealers receiving exchange notes in the registered exchange offer will have a prospectus delivery requirement with respect to resales of such exchange notes. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of the notes) with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we will be required to allow participating broker-dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the exchange offer registration statement in connection with the resale of such exchange notes.

     A holder of notes (other than certain specified holders) who wishes to exchange such notes for exchange notes in the registered exchange offer will be required to represent that any exchange notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the registered exchange offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes and that it is not an "affiliate" of ours, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     We will, at our cost, file a shelf registration statement covering resales of the notes or the exchange notes, as the case may be, as promptly as practicable upon the occurrence of any of the following (but in any event on or before the date that is the later of (A) 30 days after so required or requested and (B) 180 days after the original issuance of the notes):

     - changes in laws or applicable interpretations of the staff of the SEC do not permit us to effect a registered exchange offer;

     - for any other reason the exchange offer registration statement is not declared effective within 240 days after the date of the original issuance of the notes or the registered exchange offer is not consummated within 30 business days after the date the exchange offer registration statement is declared effective;

     - the initial purchaser so requests with respect to notes not eligible to be exchanged for exchange notes in the registered exchange offer and that are held by it following consummation of the registered exchange offer;

     - any holder of notes (other than the initial purchaser) is not eligible to participate in the registered exchange offer or does not receive freely tradable exchange notes in the registered exchange offer other than by reason of such holder being an affiliate of ours (it being understood that the requirement that a participating broker-dealer deliver the prospectus contained in the exchange offer registration statement in connection with sales of exchange notes shall not result in such exchange notes being not "freely tradable"); or

     - if the initial purchaser participates in the registered exchange offer or acquires exchange notes under certain circumstances and does not receive freely tradable exchange notes in exchange for notes constituting any portion of an unsold allotment (it being understood that (a) the requirement that the initial purchaser deliver a prospectus containing the information required by Item 507 or 508 of Regulation S-K under the Securities Act in connection with sales of exchange notes acquired in exchange for such notes shall result in such exchange notes being not "freely tradable"; and (b) the requirement that an exchanging dealer deliver a prospectus in connection with sales of exchange notes acquired in the registered exchange offer in exchange for the notes acquired as a result of market-making activities or other trading activities shall not result in such exchange notes being not "freely tradable").

     We will use our best efforts to cause the shelf registration statement to be declared effective under the Securities Act and use our best efforts to keep the shelf registration statement effective until two years after its effective date. We will, in the event a shelf registration statement is filed, among other things, provide to each holder for whom such shelf registration statement was filed copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the notes or the exchange notes, as the case may be. A holder selling such notes or exchange notes pursuant to the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement which are applicable to such holder (including certain indemnification obligations).

     We will pay special interest ("Special Interest") on the notes and the exchange notes upon the occurrence of any of the following events (each, a "registration default");

     - on or prior to the 180th day following the date of original issuance of the notes, neither the exchange offer registration statement nor the shelf registration statement has been filed with the Commission;

     - on or prior to the 240th day following the date of original issuance of the notes, neither the exchange offer registration statement nor the shelf registration statement has been declared effective;

     - on or prior to the 30th business day following the date the exchange offer registration statement is declared effective, neither the registered exchange offer has been consummated nor the shelf registration statement has been declared effective; or

     - after either the exchange offer registration statement or the shelf registration statement has been declared effective, such registration statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of notes or exchange notes in accordance with and during the periods specified in the registration rights agreement.

     Special Interest will accrue on the principal amount of the notes and the exchange notes (in addition to the stated interest on the notes and the exchange notes) from and including the date on which any registration default shall occur to but excluding the date on which all registration defaults have been cured. Special Interest will accrue at a rate of 0.50% per annum during the 90-day period immediately following the occurrence of a registration default and shall increase by 0.50% per annum at the end of each subsequent 90-day period, but in no event shall such rate exceed 2.0% per annum.

     The summary herein of certain provisions of the registration rights agreement, or the Indenture with respect to the summary of the Special Interest provisions, does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is available upon request to us.

                                  SCHEDULE 3(T)
                                  INDEBTEDNESS

1. The Company's liability under interest rate swap agreements described at footnotes 9 and 11 of the Notes to the Company's Condensed Consolidated Financial Statements attached hereto.

2. The Company's obligations under capital leases described at footnote 13 of the Notes to the Company's Condensed Consolidated Financial Statements attached hereto.

3. Notes payable of the Company as described at footnote 10 of the Notes to the Company's Condensed Consolidated Financial Statements attached hereto.

4. $4,000,000 of promissory notes of the Company to be issued on settlement of the Company's existing class action litigation.

5. Indebtedness of dPi Teleconnect, L.L.C. owing to the Company.

                                 RENT-WAY, INC.

               (ALL DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

9.  OTHER LIABILITIES:

     Other liabilities consist of the following:

                                                               2002      2001      2000
                                                              -------   -------   -------
Capital lease obligation....................................  $16,895   $26,048   $22,598
Swap liability..............................................    9,712    10,191        --
Accrued interest............................................   15,993     8,046       948
Accrued property taxes......................................    4,857     4,833     3,950
Accrued salaries, wages, tax and benefits...................   14,018    18,597    15,156
Vacant facility lease obligations...........................    1,857     5,329     2,486
Accrued taxes...............................................      761     5,881     4,914
DPI -- deferred revenue.....................................    1,997     1,286     2,054
Other.......................................................   13,257    10,703    15,781
                                                              -------   -------   -------
                                                               79,347    90,914    67,887
Less other liabilities held for sale........................   (3,286)   (3,470)   (1,784)
                                                              -------   -------   -------
Other liabilities, continuing operations....................  $76,061   $87,444   $66,103
                                                              =======   =======   =======

10.  DEBT:

     Debt consists of the following:

                                                                      SEPTEMBER 30,
                                                              ------------------------------
                                                                2002       2001       2000
                                                              --------   --------   --------
Senior credit facility......................................  $277,121   $306,421   $387,708
Notes Payable...............................................        86        588        144
                                                              --------   --------   --------
                                                              $277,207   $307,009   $387,852
                                                              ========   ========   ========

     The Company's credit facility, co-led by National City Bank of Pennsylvania, acting as administrative agent, Bank of America, N.A., acting as documentation agent, and Bank of Montreal and Harris Trust and Savings Bank, acting as syndication agents, provided for loans and letters of credit of up to a maximum of $363,548 (revolving notes and letters of credit up to a maximum of $75,000 and varying based on the applicable period, Terms Loans A $117,567, and Term Loans B $170,981). The credit facility is secured by substantially all of the Company's assets. The amendment amended the Company's credit facility dated September 23, 1999, as amended November 17, 1999; December 6, 1999; December 7, 1999; June 28, 2000 and October 5, 2001.

     In November 2000, absent a waiver, the Company would have failed to meet certain covenants in its bank credit facility including financial covenants, monthly and quarterly financial reporting requirements and record keeping requirements. The Company obtained a waiver of these requirements conditioned on the non-occurrence of certain events. As a result of the Company's announcement in December 2000 of an increase in the total adjustments resulting from the accounting matters under investigation, the waiver expired by its terms, and the Company and its bank lenders entered into a forbearance agreement dated December 18, 2000. The forbearance agreement limited revolving credit loans and letters of credit to $91,124. The forbearance agreement was subsequently amended several times. The Sixth Amendment to the forbearance agreement, which expired on October 5, 2001, limited the maximum borrowings under the

                                 RENT-WAY, INC.

               (ALL DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

10.  DEBT, CONTINUED:

revolving portion of the credit facility to $61,128. The Company amended its credit facility October 5, 2001.

     On June 24, 2002, the Company amended its credit facility. The amendment modified the maximum leverage ratio, the minimum interest coverage ratio and the fixed charge coverage ratio covenants.

     On December 13, 2002, the Company again amended its credit facility. This amendment modified the maximum leverage ratio, the minimum interest coverage ratio, the minimum consolidated net worth and the fixed charge coverage ratio covenants for periods after September 30, 2002, through December 31, 2003. In consideration for the amendment to the credit facility, the Company will pay
17.5 basis points to approving lenders as an amendment fee. The amendment fee shall be payable the earlier of a.) the receipt of proceeds from material asset sales, or b.) December 31, 2003. In the event the Company fails to comply with its covenants in the credit facility, it would be unable to borrow under the facility. The Company will be able to comply with covenants based upon its fiscal 2003 projections.

     Under the credit facility, the Company may borrow funds under a base rate option plan or euro-rate option plan. Under the base rate option plan, the Company may borrow funds based on a spread of prime rate plus 450 to 500 basis points. In addition, payment-in-kind interest at a rate of 200 to 500 basis points per annum is due and payable in cash on the maturity date of the term loans. The payment-in-kind margin is determined based on the ratio of debt to cash flows from operations during the period.

     Under the euro-rate option, the Company may borrow funds based on a spread of the LIBOR plus 550 to 600 basis points. In addition, payment-in-kind interest at a rate of 200 to 500 basis points per annum is due and payable in cash on the maturity date of the term loans. The payment-in-kind margin is determined based on the ratio of debt to cash flows from operations during the period. Borrowings under the euro-rate option require the Company to select a fixed interest period during which the euro-rate is applicable with the borrowed amount not to be repaid prior to the last day of the selected interest period. In addition, borrowing tranches under the euro-rate option must be in multiples of $1,000. Commitment fees associated with the credit facility are in a range from 0.375% to 0.500% for each bank's unused commitment.

     The principal amount of the Term Notes A under the credit facility is payable in quarterly payments due on the last day of each December, March, June, and September, beginning with the quarter ended December 31, 2001, as follows:

QUARTERS ENDING ON FOLLOWING DATE  AMOUNT OF PRINCIPAL PAYMENT DUE ON PAYMENT DATE
---------------------------------  -----------------------------------------------
    12/31/01 through 6/30/02                           $5,722
     9/30/02 through 6/30/03                           $7,153
             9/30/03                                   $8,583
            12/31/03                   remaining principal balance outstanding

     The principal amount of Term Notes B under the amended facility is payable in eight quarterly payments due on the last day of each December, March, June, and September beginning with the quarter ended December 31, 2001, and continuing through the quarter ending September 30, 2003, each payment equal to $444. The remaining principal balance is due on December 31, 2003.

                                 RENT-WAY, INC.

               (ALL DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

10.  DEBT, CONTINUED:

     The aggregate amount of all the revolving credit loans and letters of credit shall not exceed the lender's revolving credit ratable share of the following amounts during the following applicable period of time:

                                  MAXIMUM AVAILABLE FOR REVOLVING CREDIT LOANS
       APPLICABLE PERIOD                     AND LETTERS OF CREDIT
--------------------------------  --------------------------------------------
 Closing date through 12/24/01                      $61,128
    12/25/01 through 2/28/02                        $75,000
    3/01/02 through 6/30/02                         $61,128
    7/01/02 through 9/30/02                         $55,000
10/01/02 through expiration date                    $50,000

     The credit facility requires the Company to meet certain financial covenants and ratios including maximum leverage, minimum interest coverage, minimum net worth, fixed charge coverage, and rental merchandise usage ratios. In addition, the Company must meet requirements regarding monthly, quarterly, and annual financial reporting. The credit facility also contains non-financial covenants, which restrict actions of the Company with respect to the payment of dividends, acquisitions, mergers, disposition of assets or subsidiaries, issuance of capital stock, and capital expenditures. The Company may at any time repay outstanding borrowings, in whole or part, without premium or penalty, except with respect to restrictions identified with the selection of the euro rate option. As of September 30, 2002, the Company was in compliance with all covenants contained in the credit facility.

     In the event that the leverage ratio as measured at June 30, 2003, for the four fiscal quarters then ended, is equal to or greater than 2.25 to 1.00, the Company will issue to the lenders warrants (the "Lender Warrants") for the purchase of the Company's common stock and will deliver the Registration Rights Agreement in the form provided for in the Lender Warrants. The shares of common stock that will be obtained by the lenders upon the exercise of the Lender Warrants shall equal 15% of the total outstanding voting power of all the outstanding shares of the Company immediately prior to the exercise of the Lender Warrants. The Lender Warrants shall be allocated to the lenders based upon each lender's ratable share. The Company shall at all times maintain a sufficient number of authorized shares of its common stock to permit the exercise by the lenders of the conversion of the Lender Warrants into shares of the Company's common stock.

     As a result of the amendment of the credit facility that occurred on October 5, 2001, the Company wrote off a portion of the bank fees associated with previous amendments to the credit facility. The amount of deferred finance costs was $4,089 of which $3,368 related to the term loans and was recorded as an extraordinary item and $442 relating to the revolving notes and was recorded in interest expense on the Company's Consolidated Statement of Operations for the year ended September 30, 2002.

     As of September 30, 2002, the Company's credit facility debt under both the euro-rate option and the base-rate options plans were as follows:

                   BORROWING OPTION PLAN                       AMOUNT     RATE
                   ---------------------                      --------   -------
Euro-rate tranche...........................................  $ 90,134   7.29813%
Euro-rate tranche...........................................   166,319   7.79813%
Euro-rate tranche...........................................     5,000   7.36000%
Base-rate tranche...........................................    15,668   9.25000%
                                                              --------
  Total.....................................................  $277,121
                                                              ========

                                 RENT-WAY, INC.

               (ALL DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

10.  DEBT, CONTINUED:

     The rates listed in the above table do not include payment-in-kind interest. As of September 30, 2002, payment-in-kind interest is accruing at 450 basis points on the Term Loans A and revolving notes and 500 basis points on the Term Loans B. The principal amount of Term Notes A and B are payable in quarterly payments due on the last day of each December, March, June, and September beginning with the quarter ended December 31, 2001. At September 30, 2002, aggregate annual maturities of debt are as follows:

                                                              SENIOR CREDIT    NOTES
FISCAL YEAR                                                     FACILITY      PAYABLE    TOTAL
-----------                                                   -------------   -------   --------
2003........................................................    $ 31,817        $16     $ 31,833
2004........................................................     245,304         19      245,323
2005........................................................          --         22           22
2006........................................................          --         27           27
2007........................................................          --          2            2
Thereafter..................................................          --         --           --
                                                                --------        ---     --------
                                                                $277,121        $86     $277,207
                                                                ========        ===     ========

     The Company's weighted average interest rate was 15.114%, 11.224%, and 8.912% for the years ended September 30, 2002, 2001 and 2000, respectively.

     At September 30, 2002 and 2001, book overdrafts of $306 and $5,454, respectively, were included in accounts payable in the accompanying Condensed Consolidated Balance Sheets.

11.  DERIVATIVE FINANCIAL INSTRUMENTS:

     At September 30, 2002, the Company had interest rate swaps in the notional amount of $163,100, and a fair market value of $9,712, which is recorded as a liability. The variable pay interest rate ranges from 5.09% to 6.97%. The maturity dates run through August 2005.

     In June 1998, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SAFS No. 133"). SFAS No. 133 requires the recognition of the fair value of all derivative instruments on the balance sheet. The Company adopted SFAS No. 133 and the corresponding amendments under SFAS No. 138 effective October 1, 2000. As a result of the adoption, the Company recognized the fair value of its interest rate swap portfolio at the adoption date on its balance sheet as an asset amounting to $2,510. This transitional amount is being amortized straight-line over the remaining lives of the individual interest rate swap agreements in place at the adoption date.

     The Company's interest rate swaps do not meet the qualifications for hedge accounting treatment under SFAS No. 133. For the years ended September 30, 2002 and 2001, the Company's change in the fair market value of the interest rate swap portfolio of $479, a gain, and ($12,642), a loss, respectively, was charged to "other income/expense" on the Company's Consolidated Statements of Operations.

12.  INSURANCE CHARGE AND RECOVERY:

     In fiscal 2002, the Company recorded in income as a reduction of other operating expense, a reimbursement of defense costs related to the derivative and class action lawsuits in the amount of $1,900.

                                 RENT-WAY, INC.

               (ALL DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

12.  INSURANCE CHARGE AND RECOVERY, CONTINUED:

     The Company also recorded a net charge of $4,600 against income, which consisted of upward adjustments to various of the Company's retrospective and other insurance programs based upon a change in estimate.

13.  COMMITMENTS AND CONTINGENCIES:

     The Company leases substantially all of its retail stores under non-cancelable agreements generally for initial periods ranging from three to five years. The store leases generally contain renewal options for one or more periods of three to five years. Most leases require the payment of taxes, insurance, and maintenance costs by the Company. The Company leases certain transportation equipment under capital leases and, to a lesser extent, operating leases, under arrangements that expire over the next 5 years. At September 30, 2002, future minimum rental payments under non-cancelable capital and operating leases are as follows:

                                                              CAPITAL LEASES   OPERATING LEASES
                                                              --------------   ----------------
2003........................................................     $ 9,311           $ 32,908
2004........................................................       7,232             28,032
2005........................................................       1,085             22,436
2006........................................................         416             15,415
Thereafter..................................................          36             26,593
                                                                 -------           --------
Total minimum payments required.............................      18,080            125,384
Amount representing interest obligations under capital
  lease.....................................................       1,185                 --
                                                                 -------           --------
                                                                 $16,895           $125,384
                                                                 =======           ========

     The capital lease agreements have a minimum lease term of one year and permit monthly renewal options and contain residual lease guarantees. The Company has retained the leased vehicles an average of 48 months which represents the period through which renewal of the leases have historically been probable as a result of continuously decreasing costs of operation.

     The Company's investment in transportation equipment under capital leases was as follows:

                                                               2002      2001
                                                              -------   -------
Transportation Equipment....................................  $49,842   $52,990
Less accumulated amortization...............................   32,947    26,942
                                                              -------   -------
Net transportation equipment under capital lease............  $16,895   $26,048
                                                              =======   =======

     Rent expense under operating leases for the years ended September 30, 2002, 2001, and 2000 was $33,970, $39,140, and $36,444, respectively.

     The Company, its firm of independent accountants, and certain of its current and former officers were served with a consolidated class action complaint filed in the U.S. District Court for the Western District of Pennsylvania. The complaint alleges that, among other things, as a result of accounting irregularities, the Company's fiscal 1998, 1999, and 2000 financial statements were materially false and misleading thus constituting violations of federal securities laws by the Company, by its firm of independent accountants and by certain officers. The action alleges that the defendants violated Sections 10(b) and/or Section 20(a) of the Securities Exchange Act and Rule 10b-5 promulgated thereunder. The action seeks damages in unspecified amounts. The action purports to be brought on behalf of purchasers of the

                                 RENT-WAY, INC.

               (ALL DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

13.  COMMITMENTS AND CONTINGENCIES, CONTINUED:

Company's common stock during various periods, all of which fall between December 10, 1998, and October 27, 2000. Rent-Way filed a motion to dismiss the complaint, which was denied. Discovery regarding class certification issues has begun and is continuing.

     Certain of Rent-Way's officers and directors and Rent-Way, as nominal defendant, have been sued in a shareholder derivative action brought on behalf of Rent-Way in the U.S. District Court for the Western District of Pennsylvania. The derivative complaint purports to assert claims on behalf of Rent-Way against the defendants for violation of duties asserted to be owed by the defendants to Rent-Way and which relate to the events which gave rise to the purported class actions described above. All proceedings in the derivative case have been stayed pending the resolution of the class action lawsuit.

     Pursuant to its bylaws, Rent-Way is obligated under certain circumstances to indemnify its officers and directors for the costs they incur as a result of the investigations and lawsuits and against claims within the lawsuits.

     While it is not feasible to predict or determine the final outcome of these or similar proceedings, or to estimate the amounts or potential range of loss with respect to these matters, management believes that an adverse outcome with respect to such proceedings could have a material adverse impact on the Company's financial position, results of operations or cash flows.

     The Company is subject to legal proceedings and claims in the ordinary course of its business that have not been finally adjudicated. Certain of these cases have resulted in initial claims totaling $17,463. However, all but $817 of such claims are, in the opinion of management, covered by insurance policies or indemnification agreements, or create only remote potential of any liability exposure to the Company, and therefore should not have a material effect on the financial position or results of operations of the Company. Additionally, threatened claims exist for which management is not yet able to reasonably estimate a potential loss. In management's opinion, none of these claims will have a material adverse effect on the Company's financial position, results of operations or cash flows.

     The Company is self-insured for certain losses related to workers' compensation, employee medical, vehicle and general liability.

     The Company has purchased stop-loss coverage in order to limit its exposure to any significant levels of claims. Self-insurance reserves are accrued based upon the Company's estimates of the aggregate liability for uninsured claims incurred using certain actuarial assumptions followed in the insurance industry and the Company's historical experience. The Company has obtained letters of credit of $6,050 to guarantee the payment of future claims.

     The Company has approximately $484 recorded as deposits held for customers.

     Also, see Note 15 for related party commitments.

                                  SCHEDULE 3(U)
                                   LITIGATION

      The Company and several of its current and former officers and directors are involved in ongoing lawsuits and investigations arising from the Company's discovery of accounting improprieties in October 2000. After evaluating information revealed in the investigation of these improprieties, the Company determined that improper accounting entries were made in fiscal years 2000, 1999 and 1998 that overstated assets and income and understated liabilities and expense. These entries were made by or at the direction of the Company's former Controller and Chief Accounting Officer. The entries were numerous, involved several different accounts, were often in relatively small amounts, and had the effect of overstating operating income. There were several techniques used to hide these improprieties including, among others, preparing false monthly management reports for review by senior management, instructing lower-level employees to manipulate the Company's management information system in order to support the improper entries, requesting third-party vendors to issue documents used to support the improper entries and misleading the Company's independent auditors regarding the existence and results of internal inventories of assets. As a result of these improprieties, the Company restated its financial statements for fiscal years 1998 and 1999 and for the first three quarters of fiscal 2000. There are currently pending federal governmental investigations by the SEC and the Department of Justice involving the Company's financial reporting.

      The Company, its firm of independent accountants and certain of its current and former officers have been served with a consolidated class action complaint filed in the U.S. District Court for the Western District of Pennsylvania. The complaint alleges that, among other things, as a result of accounting improprieties, the Company's fiscal years 1998, 1999 and 2000 financial statements were materially false and misleading thus constituting violations of federal securities laws by the Company, its firm of independent accountants and certain of its officers. The action alleges that the defendants violated Sections 10(b) and/or Section 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5. The action seeks damages in unspecified amounts. The action purports to be brought on behalf of purchasers of the Company's common stock during various periods, all of which fall between December 10, 1998 and October 27, 2000. The Company filed a motion to dismiss the complaint, which was denied. As of April 18, 2003, the Company entered into an agreement to settle the shareholder class action. The settlement agreement provides for the Company's release and the release of all other defendants except the Company's former controller and its independent accountants in return for the payment of $25.0 million to the class. The $25.0 million payment consists of $21.0 million in cash and $4.0 million in two year, unsecured subordinated notes bearing interest at 6%. Of the $21.0 million payable in cash, $11.0 million is expected to be funded by insurance. The settlement is subject to court approval and conditioned on no more than 1.9 million (approximately 5%) of the shares of the Company's common stock purchased in the class period opting out of the settlement. The Company's independent accountants have opposed the motion of the lead plaintiff in the class action, Cramer Rosenthal McGlynn LLC, seeking class certification and appointment as class representative. If the lead plaintiff's motion is not granted, the court could reject the settlement agreement. Obtaining court approval of the agreement will require a motion, notice to putative class members and a hearing, which will likely take several months to resolve. In addition, the settlement is conditioned on a refinancing or restructuring of the Company's existing senior credit facility occurring on or before July 31, 2003. The Company has asked the court, as a condition of the agreement, to bar the remaining defendants in the lawsuit from pursuing claims against it.

      The Company, as nominal defendant, and certain of its officers and directors have been sued in a shareholder derivative action brought on its behalf on February 1, 2001 in the U.S. District Court for the Western District of Pennsylvania. The derivative complaint purports to assert claims on its behalf against the defendants for violation of duties asserted to be owed by the defendants to the Company and which relate to the events which gave rise to the purported class action described above. The court stayed all proceedings in the derivative case pending the resolution of the class action lawsuit. The court recently lifted the stay on the proceedings, and the Company filed a motion to dismiss the derivative action, which motion has been granted without prejudice. This dismissal does not preclude any shareholder from instituting a similar derivative action upon proper compliance with applicable law.

                                  SCHEDULE 3(Y)
                              INTELLECTUAL PROPERTY

Expired/Terminated Intellectual Property Rights.  None.

Rights Which May Expire Within Three Years From Date Of Agreement:

                                       OWNER OF       REGISTRATION    RENEWAL
SERVICE MARK                         SERVICE MARK        NUMBER       DUE DATE
------------                         ------------        ------       --------
RENT-WAY                             Rent-Way of        1,268,319     02/21/04
                                     Michigan, Inc.
ALRENCO INC. (and design)            Rent-Way of        1,336,087     05/14/05
                                     Michigan, Inc.
RENT-WAY (and arrow design)          Rent-Way of        2,011,934     10/29/06
                                     Michigan, Inc.
THE RIGHT WAY                        Rent-Way of        2,094,766     09/09/03
                                     Michigan, Inc.
RENTWAY                              Rent-Way of        2,094,767     09/09/03
                                     Michigan, Inc.
RENTWAY (and arrow design)           Rent-Way of        2,097,244     09/16/03
                                     Michigan, Inc.
HOME CHOICE                          Rent-Way of        2,104,886     10/14/03
                                     Michigan, Inc.
WE DELIVER THE DIFFERENCE            Rent-Way of        2,147,736     03/31/04
                                     Michigan, Inc.
HOME CHOICE (and design)             Rent-Way of        2,284,526     10/12/05
                                     Michigan, Inc.
WORKING TO BE YOUR FIRST CHOICE      Rent-Way of        2,329,360     03/14/06
                                     Michigan, Inc.
HOMECHOICE LEASE OR OWN              Rent-Way of        2,370,829     07/25/06
                                     Michigan, Inc.
HOMECHOICE RENTALS                   Rent-Way of        2,403,753     11/14/06
                                     Michigan, Inc.
RENTWAY THE RIGHT WAY, RIGHT AWAY.   Rent-Way, Inc.     2,321,379     02/22/06
WE'RE CHANGING THE WAY AMERICA RENTS Rent-Way, Inc.     2,347,284     05/02/06
BUDDY THE WONDER DOG                 *Rentavision,      2,210,875     12/15/04
                                      Inc.
CHAMPION TV & APPLIANCE RENTALS      *Rentavision,      2,210,876     12/15/04
(and design)                         Inc.

*  Rentavision Inc. was merged into Rent-Way, Inc. in 09/2000

Known Claims, Actions Or Proceedings Being Made, Brought Or Threatened Against The Company Or Its Subsidiaries Regarding Its Intellectual Property Rights: None.

                                  SCHEDULE 4(D)
                                 USE OF PROCEEDS

      The Company will use the net proceeds from the sale of the Preferred Shares and the concurrent offering of Senior Secured Notes, together with borrowings under the Company's Credit Facility, to repay all amounts owing under the Company's existing senior credit facility.